Exhibit 10.1

SECURITIES PURCHASE AGREEMENT,

BETWEEN

WAYPOINT/GI VENTURE, LLC

and

CSH PROPERTY THREE, LLC

DATED AS OF JUNE 5, 2017

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5.7	Investment Representations	25
5.8	Sufficiency of Funds	25
5.9	Solvency	25
5.10	OFAC	26

ARTICLE VI COVENANTS OF SELLER		26

6.1	Conduct of Business	26
6.2	Confidentiality	27
6.3	Exclusivity	27
6.4	Other	28

ARTICLE VII COVENANTS OF BUYER		29

7.1	Access to Books and Records	29
7.2	Indemnification of Current and Former Directors, Managers and Officers	29
7.3	No Additional Representations; Non-Reliance	29
7.4	Release of Seller and Certain Other Parties	30
7.5	Release of Buyer, the Acquired Companies and Certain Other Parties	31
7.6	Assignment and Assumption of Loan	32
7.7	Conduct of Business by Manager	32

ARTICLE VIII COVENANTS OF BUYER AND SELLER		33

8.1	Public Announcements	33
8.2	Supplemental Disclosure	33
8.3	Efforts to Close	33
8.4	Transfer Taxes	34
8.5	Prorations	34

ARTICLE IX CONDITIONS TO CLOSING		39

9.1	Conditions to Obligation of Buyer	39
9.2	Conditions to Obligation of Seller	40
9.3	Frustration of Closing Conditions	41
9.4	Waiver of Conditions	41

ARTICLE X TERMINATION		41

10.1	Termination	41
10.2	Procedure Upon Termination	42
10.3	Effect of Termination	42
10.4	SPECIFIED TERMINATION	42

ARTICLE XI MISCELLANEOUS		43

11.1	Notices	43
11.2	Amendments and Waivers	45
11.3	Expenses	45
11.4	Successors and Assigns	45
11.5	Indemnification; Survival	45
11.6	Governing Law	48

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11.7	WAIVER OF JURY TRIAL	48
11.8	Jurisdiction and Venue	48
11.9	Remedies	49
11.10	Counterparts	49
11.11	No Third Party Beneficiaries	50
11.12	Entire Agreement	50
11.13	Seller Disclosure Schedules	50
11.14	Captions	50
11.15	Remedies	51
11.16	Severability	51
11.17	Time is of the Essence	51
11.18	Interpretation	51
11.19	Conflicts of Interest; Privilege	52
11.20	Non-recourse	53
11.21	Prevailing Party	53

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TABLE OF CONTENTS

Page

Exhibits

Exhibit A	–	Properties Subject to Adjusted Purchase Price
Exhibit B	–	Form of Assignment and Assumption of Membership Interests
Exhibit C	–	Form of Post-Closing Escrow Agreement
Exhibit D	–	Form of Termination Agreement
Exhibit E	–	Financial Statements of Acquired Companies
Exhibit F	–	Form of HOA Account Request

Schedules

Schedule 1.1(a)	-	List of Properties and Allocated Purchase Price
Schedule 4.4	-	Required Consents
Schedule 4.5	-	Conflicts
Schedule 4.6(a)	-	Exceptions to Equity Ownership Representations
Schedule 4.6(b)	-	Equity Ownership Information
Schedule 4.7	-	Suits
Schedule 4.11(c)	-	Material Contracts
Schedule 4.11(d)(i)	-	Leases
Schedule 4.11(d)(ii)	-	Lease Exceptions
Schedule 4.12(b)	-	Tax/Lien Contests
Schedule 4.16	-	List of Insurance
Schedule 6.1	-	Approved Interim Period Actions
Schedule 8.5(d)	-	Known Compliance Correction Costs and Related Liabilities as of the Effective Date
Schedule 8.5(g)	-	Existing Turn Projects

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 5, 2017 (the “Effective Date”), is by and between Waypoint/GI Venture, LLC, a Delaware limited liability company (“Seller”), and CSH Property Three, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

1.    Seller is the beneficial (and immediately prior to the Closing will be the record) owner of all of the issued and outstanding Equity Securities (the “Securities”) of Adalwin, LLC, a Nevada limited liability company (“Adalwin”), Dallin, LLC, a Nevada limited liability company (“Dallin”), Dunley, LLC, a Nevada limited liability company (“Dunley”), Louden, LLC, a Nevada limited liability company (“Louden”), Morven, LLC, a Nevada limited liability company (“Morven”), and Tirell, LLC, a Nevada limited liability company (“Tirell”). Adalwin, Dallin, Dunley, Louden, Morven, and Tirell are collectively referred to herein as the “Acquired Companies” and each individually as an “Acquired Company.”

2.    Seller desires to sell, and Buyer desires to purchase, the Securities on the terms and subject to the conditions set forth in this Agreement.

3.    Concurrently with the execution and delivery of this Agreement, the Indemnitors have executed and delivered to Buyer an Indemnity Agreement, dated as of the date hereof (the “Indemnity Agreement”).

4.    Concurrently with the execution and delivery of this Agreement, Colony Starwood Homes Partnership, L.P. (“Guarantor”) has executed and delivered to Seller a Guaranty, dated as of the date hereof (the “Guaranty”).

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquired Company” or “Acquired Companies” is defined in the recitals.

“Acquired Company Indebtedness” means, without duplication, the following: (a) any indebtedness for borrowed money of such Acquired Company; (b) any obligations of such Acquired Company evidenced by bonds, debentures, notes or other similar instruments; (c) any guaranty by such Acquired Company of any of the foregoing of any other entity and (d) any accrued and unpaid interest, fees and other expenses owed with respect to the foregoing, including, but not limited to, prepayment penalties. Acquired Company Indebtedness shall not include undrawn letters of credit, surety bonds and similar instruments, or any indebtedness incurred by, on behalf of, or at the direction of, Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or any Assignment Fees.

“Acquisition Transaction” is defined in Section 6.3.

“Adalwin” is defined in the recitals.

“Adjustment Escrow Account” is defined in Section 2.6(e).

“Adjustment Escrow Amount” means an amount equal to Two Hundred Ten Thousand Dollars ($210,000.00).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” is defined in the preamble.

“Allocated Purchase Price” means, with respect to any Property, the portion of the Initial Price allocated to such Property, as set forth under the heading “Purchase Price Allocation” opposite the description of such Property on the Property Schedule.

“Ancillary Documents” means the agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Assignment and Assumption of Membership Interests” is defined in Section 2.6(a)(i).

“Assignment Fees” means any fees, costs or expenses imposed by the Administrative Agent (as defined in the Loan Agreement), the Lenders (as defined in the Loan Agreement) and/or any of their respective Representatives (including any amounts payable to the Administrative Agent, Lenders and/or any of their respective Representatives) as a condition of or relating to the assignment to and assumption by Buyer of the Loan Agreement or obtaining the consent of the Administrative Agent and Majority Lenders (as defined in the Loan Agreement) to a Change of Control permitting the Buyer to become the owner of the Acquired Companies.

“Association” means a condominium association, cooperative, planned unit development, homeowner association, community association or similar non-governmental entity that has the ability to impose fees, charges or assessments on a Property (or to impose rules or regulations applicable to a Property).

“Auditor” means Novogradac & Company, LLP, the certified public accounting firm for the Seller and the Acquired Companies.

“Books and Records” is defined in Section 2.6(a)(vi).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in San Francisco, California are authorized or required by Law to close.

“Buyer” is defined in the preamble.

“Buyer Closing Certificate” is defined in Section 9.2(c).

“Buyer Parties” is defined in Section 7.5(a).

“Closing” is defined in Section 2.5.

“Closing Acquired Company Indebtedness Amount” means the aggregate amount of the Acquired Company Indebtedness (other than any Acquired Company Indebtedness under the Loan Agreement) as of immediately prior to the Closing.

“Closing Agent” means OS National LLC.

“Closing Agent’s Real Property Tax Estimate” is defined in Section 2.4(c).

“Closing Cash” means, as of 11:59 p.m. Pacific Time on the day immediately prior to the Closing Date, all cash and cash equivalents of the Acquired Companies, as determined in accordance with GAAP (including the Reserves and any other cash or cash equivalents held or controlled by the Administrative Agent or the Lenders pursuant to the Loan Agreement or any other Loan Documents).

“Closing Escrow Account” means an escrow account maintained by the Closing Escrow Agent for purposes handling the closing payments and deliveries hereunder.

“Closing Escrow Agent” means Chicago Title Insurance Company.

“Closing Date” is defined in Section 2.5.

“Compliance Correction Costs” is defined in Section 8.5(d).

“Compliance Correction/Related Liabilities Escrow Account” is defined in Section 2.6(e).

“Compliance Correction/Related Liabilities Escrow Amount” means the sum of the Compliance Correction Costs and the Related Liabilities.

“Confidential Information” is defined in Section 6.2.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement dated April 11, 2017 between Colony Starwood Homes Partnership, L.P. and Roofstock.

“Covered Party” is defined in Section 7.2(a).

“Current Year Taxes” means the property taxes and assessments and personal property taxes with respect to each of the Properties assessed for and first becoming a lien during the applicable portion of the tax year in which the Closing occurs.

“Dallin” is defined in the recitals.

“Data Room” means any electronic data room to which Buyer and/or its Representatives have been provided access by Seller and/or its Representatives.

“Delinquent Rents” is defined in Section 8.5(a).

“Deposit” is defined in Section 2.3(a).

“Direct Claim” is defined in Section 11.5(e).

“Dunley” is defined in the recitals.

“Entity-Level Representations” is defined in the last paragraph of Article IV.

“Environmental Law” means any Law relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Ownership Representations” is defined in the last paragraph of Article IV.

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, equity interests in such form of entity, whether membership interests or partnership interests.

“Estimated Buyer Proration Adjustment Amount” is defined in Section 2.4(c).

“Estimated Closing Proration Amount” is defined in Section 2.4(c).

“Estimated Closing Statement” is defined in Section 2.4(c).

“Estimated Seller Proration Adjustment Amount” is defined in Section 2.4(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Guarantees” means the guarantees and indemnities given by any Released Persons in connection with the Loan Agreement, including without limitation, the Limited Indemnity Agreement (as defined in the Loan Agreement), the Equity Owner Guaranty (as defined in the Loan Agreement) and the Waypoint Guaranty (as defined in the Loan Agreement).

“Existing Sponsor Party” means each of GI Partners Fund III L.P., GI Partners Fund III-A L.P. and GI Partners Fund III-B L.P. and any Affiliate of any of the foregoing other than the Acquired Companies.

“Existing Turn Projects” is defined in Section 8.5(g).

“Final Buyer Proration Adjustment Amount” is defined Section 8.5(i)(i).

“Final Closing Proration Amount” is defined in Section 8.5(h).

“Final Closing Proration Statement” is defined in Section 8.5(h).

“Final Seller Proration Adjustment Amount” is defined in Section 8.5(i)(ii).

“Future Turn Projects” is defined in Section 8.5(g).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Cap” is defined in Section 11.5(b).

“Guarantor” is defined in the Recitals.

“Guaranty” is defined in the Recitals.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indemnitors” means each of GI Partners Fund III, LP, GI Partners Fund III-A, LP, GI Partners Fund III-B, LP, and WREG.

“Indemnity Agreement” is defined in the Recitals.

“Indemnity Escrow Account” is defined in Section 2.6(e).

“Indemnity Escrow Amount” means an amount equal to Eight Million One Hundred Fifty Thousand Dollars ($8,150,000.00).

“Independent Consideration” means an amount equal to One Hundred Dollars ($100.00).

“Initial Price” is defined in Section 2.2.

“Joint Escrow Instructions” means a letter executed by Seller and Buyer to the Closing Agent confirming that all conditions to Closing have been satisfied or waived by the parties.

“Law” or “Laws” means any statute, law, ordinance, code, rule or regulation of any Governmental Entity.

“Lease” means any lease, sublease, rental or tenancy agreement, and any modifications, amendments, supplements and/or extensions related thereto, affecting or encumbering any Property and in effect as of the Closing Date.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or any other similar encumbrance in respect of such property or asset. For the avoidance of doubt, “Lien” shall exclude any restrictions on transfer under securities Laws and any terms and conditions of any Organizational Document of any Acquired Company.

“Loan” means the loan made to the Acquired Companies pursuant to the Loan Agreement.

“Loan Agreement” means that certain Loan Agreement dated as of December 15, 2016, by and among the persons party thereto from time to time as Borrowers, Waypoint GI Trust, as Equity Owner, the persons from time to time party thereto as Lenders, Deutsche Bank Securities, Inc., as Sole Lead Arranger, Deutsche Bank AG, New York Branch, as Administrative Agent, and Wells Fargo Bank, N.A., as Paying Agent, Calculation Agent and Securities Intermediary (in each case, as defined therein).

“Louden” is defined in the recitals.

“Management Agreement” means that certain Management and Reimbursement Agreement, dated as of January 31, 2014, by and between the Manager and WREG, as amended by that certain First Amendment to Management and Reimbursement Agreement, dated as of January 1, 2016.

“Manager” means Colony Starwood Homes Management, LLC (formerly known as SWAY Management, LLC).

“Manager Proration Estimate” is defined in Section 2.4(c).

“Manager’s Knowledge” or any similar phrase means the actual knowledge of Fred Tuomi, Arik Prawer, Ryan Berry, Josh Swift, Charles Young, Jeff Hedges and/or Marco Vartanian.

“Material Adverse Effect” means any change, event or development that has a material adverse effect on the business, financial condition, operations or properties of the Acquired Companies or Seller’s ability to consummate the transaction completed by this Agreement, taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any change, event, or development arising from or relating to: (a) general business, industry or economic conditions, (b) local, regional, national or international political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in Laws or GAAP, (e) the taking of any action contemplated by this Agreement, (f) the announcement of the transactions contemplated by this Agreement or (g) any actions or omissions by Buyer or any of its Affiliates.

“Material Contract” and “Material Contracts” is defined in Section 4.11(c).

“Monetary Lien” means (a) any private party monetary mortgages or deeds of trust excluding any Liens and other documents with respect to the Loan, (b) delinquent real property taxes or assessments, (c) recorded mechanics’ liens, (d) recorded enforcement liens or (e) monetary judgments that appear on the Title Commitment. For clarity, Monetary Liens shall not include non-delinquent reoccurring homeowner fees and assessments, non-delinquent Real Property Taxes and lien rights or potential liens (as opposed to actual recorded liens) arising from recent or pending construction.

“Morven” is defined in the recitals.

“Non-Recourse Parties” is defined in Section 11.20.

“Objectionable Title Matter” or “Objectionable Title Matters” means (a) Monetary Liens, (b) clouds on title that preclude the Title Company from issuing a Title Policy, or (c) other title exceptions that materially adversely affect the use of the Property as a residential rental property in substantial accordance with the applicable Lease for such Property, but, in each case, excluding any Monetary Lien that is included in the Compliance Correction/Related Liabilities Escrow Amount.

“OFAC” is defined in Section 4.10.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, trust, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Outside Date” means the date that is 90 days after the Effective Date.

“Paul Hastings” is defined in Section 11.19(a).

“Payoff Letter” is defined in Section 2.6(a)(iv).

“Permitted Encumbrances” means any liens or encumbrances to title of any Property other than Objectionable Title Matters.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Post-Closing Covenants” is defined in Section 11.5(d).

“Post-Closing Escrow Agent” means Citibank, N.A.

“Post-Closing Escrow Agreement” is defined in Section 2.6(a)(ix).

“Post-Closing Escrow Amount” means an amount equal to the sum of (a) the Adjustment Escrow Amount, plus (b) the Compliance Correction/Related Liabilities Escrow Amount, plus (c) the Indemnity Escrow Amount.

“Property” or “Properties” means the properties listed on the Property Schedule.

“Property-Level Representations” is defined in the last paragraph of Article IV.

“Property Schedule” means Schedule 1.1(a) attached hereto, which lists each of the real properties owned by the Acquired Companies and its respective Allocated Purchase Price.

“Purchase Price” is defined in Section 2.2.

“Real Estate Taxes” is defined in Section 8.5(c).

“Related Liabilities” is defined in Section 8.5(d).

“Released Persons” is defined in Section 7.4(a).

“Releasing Parties” is defined in Section 7.4(a).

“Rents” is defined in Section 8.5(a).

“Representatives” of any Person shall mean the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other advisors, representatives and agents of such Person.

“Reserves” means the Eligibility Reserves (as defined in the Loan Agreement) and any other reserves, holdbacks, or other impounds relating to the Loan or the Properties maintained by the Acquired Companies under the Loan Agreement or any other Loan Document.

“Roofstock” is defined in Section 4.8.

“Schedule Supplement” is defined in Section 8.2.

“Securities” is defined in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble.

“Seller Closing Certificate” is defined in Section 9.1(d).

“Seller Disbursement Amount” is defined in Section 2.6(b)(i).

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Releasing Parties” is defined in Section 7.5(a).

“Seller Transfer Tax Adjustment Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000.00).

“Seller’s Knowledge” or any similar phrase means the actual knowledge of Gary Beasley, Doug Brien, Blake Martini and Colin Wiel.

“Specified Termination” means a termination of this Agreement by Seller pursuant to (i) Section 10.1(c) or (ii) Section 10.1(e) (if at the time of such termination pursuant to Section 10.1(e) Buyer was not entitled to terminate this Agreement pursuant to Section 10.1(d)).

“Suit” means any lawsuit, litigation, arbitration or other dispute resolution proceeding.

“Survival Period” is defined in the last paragraph of Article IV.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding on amounts paid to or by any Person, social security, unemployment, disability, real property, personal property, production, sales, use, transfer, registration, value added, alternative or add-on minimum, ad valorem, or estimated tax or escheat payments, or any other tax, custom, duty, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Returns” shall mean any return, declaration, report, relating to Taxes.

“Tenant” means any tenant, subtenant, or other occupant of any Property under any Lease.

“Termination Agreement” is defined in Section 2.6(a)(x).

“Third-Party Claim” is defined in Section 11.5(e).

“Tirell” is defined in the recitals.

“Title Clean-Up Period” is defined in Section 3.4(b).

“Title Cloud Properties” is defined in Section 3.4(a).

“Title Cloud Properties Escrow Account” is defined in Section 3.4(a).

“Title Cloud Properties Escrow Amount” is defined in Section 3.4(a).

“Title Commitment” is defined in Section 3.2.

“Title Company” means Fidelity National Title Insurance Company and Chicago Title Insurance Company through their agent OS National LLC, provided that with respect to Properties with Objectionable Title Matters, Seller may utilize a title company that previously issued a title policy to Seller or an Acquired Company for such Property.

“Title Objection Notice” is defined in Section 3.2.

“Title Policy” means one or more 2006 ALTA Standard Coverage Owner Policies covering the Properties with all of the Title Company’s standard exceptions, including, but not limited to, general exceptions for survey matters, parties in possession, mineral rights and/or unrecorded municipal, homeowner association or mechanics liens, with liability limits in the amount of the Allocated Purchase Price for each such Property and insuring fee title vested in the applicable Acquired Company that holds title to such Property, subject only to Permitted Encumbrances.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Transfer Tax Escrow” is defined in Section 8.4.

“Transfer Tax Escrow Amount” is defined in Section 8.4.

“Turn Projects Reimbursement Amount” is defined in Section 8.5(g).

“United States” means the United States of America.

“WREG” means Waypoint Real Estate Group, LLC.

“WREG Termination Fee” is defined in Section 2.6(a)(viii).

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Securities free and clear of all Liens (other than any Liens created under the Loan Documents).

2.2    Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Securities (the “Purchase Price”) shall be (a) Eight Hundred Fifteen Million Dollars ($815,000,000.00) (the “Initial Price”), minus (b) any adjustment pursuant to Section 2.4(a), minus (c) the amount of any reduction to the Purchase Price pursuant to Section 3.3 agreed to in writing by Seller, and minus (d) the amount of Acquired Company Indebtedness under the Loan Agreement as of the Closing Date. The amount payable by Buyer to Seller at Closing shall be further adjusted by the amounts specified in Section 2.4(c) and Section 2.6(b)(i) below. The Purchase Price, as so adjusted, shall be deposited by Buyer into the Closing Escrow Account prior to the Closing for transfer to Seller at the Closing in accordance with (a) the Joint Escrow Instructions, and (b) wiring instructions to be provided to the Closing Escrow Agent by Seller.

2.3    Deposit.

(a)    Deposit. Within three (3) Business Days after the date of this Agreement, Buyer shall deliver to the Closing Escrow Agent in immediately available funds Twelve Million Two Hundred Twenty-Five Thousand Dollars ($12,225,000.00) (together with all interest accrued thereon, the “Deposit”). Closing Escrow Agent shall hold the Deposit in a federally insured interest-bearing account, which account shall be opened by Closing Escrow Agent upon receipt of the Deposit.

(b)    Disposition of the Deposit. Upon the Closing, the Deposit shall be paid by the Closing Escrow Agent to the Seller as part of the Purchase Price and credited to the Purchase Price pursuant to Section 2.6(b)(i). In the event this Agreement is terminated (other than pursuant to a Specified Termination), the Deposit shall be refunded to Buyer by Closing Escrow Agent. In the event of a Specified Termination, the Closing Escrow Agent shall promptly pay the Deposit to Seller as liquidated damages. The provisions of this Section 2.3(b) shall survive any termination of this Agreement.

(c)    Independent Consideration. Concurrently with delivery of the Deposit, Buyer shall deposit with Closing Escrow Agent the Independent Consideration. The Independent Consideration shall be non-refundable to Buyer as independent consideration for the rights and options extended to Buyer hereunder. The Independent Consideration shall be disbursed to Seller immediately following Buyer’s deposit thereof with Closing Escrow Agent. In all instances under this Agreement in which this Agreement is terminated (whether by Buyer or otherwise), Seller shall retain the Independent Consideration. The Independent Consideration shall not be applicable towards the Purchase Price or treated as consideration given by Buyer for any purpose other than as stated in this Section 2.3(c). The provisions of this Section 2.3(c) shall survive any termination of this Agreement.

2.4    Purchase Price Adjustments at Closing.

(a)    If Buyer and Seller mutually agree in writing to a Purchase Price adjustment in consideration for Buyer waiving one or more Objectionable Title Matters, then the applicable Property or Properties shall not be Title Cloud Properties and the Purchase Price shall be reduced by the amount reflecting the mutually agreed upon aggregate Purchase Price adjustment for the Objectionable Title Matters affecting such Property or Properties.

(b)    Any insurance proceeds received with respect to the Properties listed on Exhibit A attached hereto and any other insurance claims with respect to damage to any Property after the Effective Date and prior to the Closing shall be credited toward the Purchase Price to the extent not either (A) retained by the Acquired Companies as of the Closing, or (B) applied to repair, restoration or replacement of the applicable damage prior to the Closing. Subject to the prior sentence, Buyer acknowledges that the Purchase Price reflects the current as-is condition of the Properties listed on Exhibit A attached hereto and Buyer shall accept such Properties in such condition.

(c)    Calculation of Estimated Closing Proration Amount. Closing Agent shall have primary responsibility for obtaining property tax information for the Properties and preparing real property tax and assessment Closing prorations for the Properties, and Buyer shall cause the Manager to calculate and prepare all other proposed Closing prorations pursuant to Section 8.5. Buyer shall also engage Closing Agent to conduct a utility lien search for Properties in the State of Georgia and provide the results of such search to Seller and Buyer as soon as possible after the Effective Date. At least five (5) Business Days prior to the anticipated Closing Date, (i) Buyer shall cause Manager to deliver to Seller and the Closing Agent a certificate from Manager setting forth Manager’s good faith estimate of all proration items other than real property taxes and assessments, which certificate shall, to the extent reasonably possible, include an appropriately itemized breakdown by Property (the “Manager Proration Estimate”) and (ii) Buyer and Seller shall cause the Closing Agent to deliver to Seller and Buyer a certificate from Closing Agent setting forth Closing Agent’s good faith estimate of real property taxes and assessments for the Properties, including an itemized breakdown by Property (the “Closing Agent’s Real Property Tax Proration Estimate”). Seller and Buyer shall have no less than three (3) Business Days to review and approve the Manager Proration Estimate and Closing Agent’s Real Property Tax Proration Estimate. Based upon the Manager Proration Estimate and Closing Agent’s Real Property Tax Proration Estimate, Buyer and Seller shall cause the Closing Agent to prepare and deliver to Seller and Buyer an estimated statement (such statement, the “Estimated Closing Statement”) setting forth, by line item, a good faith estimate of (i) any amounts payable by Seller to Buyer in respect of items subject to proration under Section 8.5 below, (ii) any amounts payable by Buyer to Seller in respect of items subject to proration under Section 8.5 below, and (iii) the net amount payable by Seller or Buyer, as applicable to the other party after netting the amounts in (i) and (ii) against one another (such net amount, the “Estimated Closing Proration Amount”). For purposes of the Estimated Closing Statement, the Closing Agent shall use the estimates set forth in the Manager Proration Estimate with respect to any item that Seller has not timely objected to in writing. Buyer and Seller shall use their good faith efforts to resolve any amounts in the Manager Proration Estimate with respect to which Seller has objected or any item in the Closing Agent’s Real Property Tax Proration Estimate with respect to which either Seller or Buyer has objected. If Seller and Buyer are unable to agree on an estimated amount for any amount in the Manager Proration Estimate or the Closing Agent’s Real Property Tax Proration Estimate, the Closing Agent shall use the Closing Agent’s good faith estimate of such amount for purposes of the Estimated Closing Statement. If the Estimated Closing Proration Amount reflects an amount payable (A) by Seller to Buyer (an “Estimated Buyer Proration Adjustment Amount”), then such amount shall be subtracted from the Purchase Price payable at Closing as provided in Section 2.6(b)(i) below, or (B) by Buyer to Seller (an “Estimated Seller Proration Adjustment Amount”), then such amount shall be added to the Purchase Price payable at Closing as provided in Section 2.6(b)(i) below. The parties agree that the Estimated Closing Proration Amount shall be further adjusted after the Closing in accordance with Section 8.5(i) below.

2.5    Closing. Unless this Agreement shall have been terminated in accordance with Section 10.1, Buyer and Seller shall consummate the transactions contemplated by this Agreement by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of the Closing Agent, 2170 Satellite Blvd Suite 200 Duluth, Georgia 30097 (in either case, the “Closing”), as promptly as reasonably practicable but in no event later than two (2) Business Days after the date on which all conditions set forth in Article IX (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party hereto entitled to the benefit of the same, at 9:00 a.m., Pacific time, or at such other place, date and time as Seller and Buyer shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”).

2.6    Closing Deliveries.

(a)    Deliveries by Seller at the Closing. Prior to the Closing, Seller shall deliver (or cause to be delivered) to the Closing Agent, for delivery by the Closing Agent to Buyer at the Closing in accordance with the Joint Escrow Instructions, the following:

(i)    one or more Assignment and Assumption of Membership Interests and securities powers (in blank) with respect to the Securities, in each case in substantially the forms of Exhibit B attached hereto (each, an “Assignment and Assumption of Membership Interests”), assigning all of Seller’s right, title and interest in the Securities and confirming Seller’s withdrawal from, and Buyer’s admission to, each of the Acquired Companies, executed by Seller;

(ii)    certificates of good standing with respect to the Acquired Companies issued by the responsible Governmental Entity of the State of Nevada, dated as of a date not more than ten (10) Business Days prior to the Closing Date;

(iii)    a copy of the resolution of Seller’s board of managers, certified by an appropriate officer of Seller as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Seller of the transactions contemplated hereby;

(iv)    a payoff letter (a “Payoff Letter”) from each holder of Acquired Company Indebtedness constituting a part of the Closing Acquired Company Indebtedness Amount indicating that upon payment of a specified amount, such holder shall release and reconvey its mortgages, deeds of trust or other security interest with respect to the applicable Securities of such Acquired Company and the Properties and other assets owned by such Acquired Company and authorize Buyer to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release of record the security interests of all such holders;

(v)    the Seller Closing Certificate;

(vi)    to the extent not previously delivered to Buyer or already in the possession or control of Buyer or Manager, all originals (or copies if originals are not available) of the all books, records, and other writings in Seller’s possession relating to any Acquired Company or any of its assets, the Properties, liabilities or business (collectively, the “Books and Records”);

(vii)    evidence reasonably satisfactory to Buyer confirming completion of the merger or dissolution of Waypoint GI Trust and transfer of the record ownership of the Securities to Seller;

(viii)    a letter signed on behalf of WREG and Seller confirming that the Closing Agent’s payment of the amount specified in such letter (the “WREG Termination Fee”) shall full satisfy all asset management fees and other amounts due and owing by Seller to WREG through the Closing Date;

(ix)    an escrow agreement, in the form of Exhibit C attached hereto, dated as of the Closing Date (the “Post-Closing Escrow Agreement”), duly executed by Seller and the Post-Closing Escrow Agent;

(x)    a termination agreement, in the form of Exhibit D attached hereto, dated as of the Closing Date (the “Termination Agreement”), duly executed by WREG; and

(xi)    the “Pro Rata Share Schedule” (as such term is defined in the Indemnity Agreement.

(b)    Deliveries by Buyer at the Closing. Prior to the Closing, Buyer shall deliver (or cause to be delivered) to the Closing Agent, for delivery by the Closing Agent to Seller at the Closing pursuant to the Joint Escrow Instructions, the following:

(i)    an amount (the “Seller Disbursement Amount”) equal to (A) the Purchase Price, minus (B) the Closing Acquired Company Indebtedness Amount reflected in the Payoff Letters, minus (C) an amount equal to 50% of the premiums and costs of the Title Policies, minus (D) an amount equal to 50% of the escrow fees payable to the Closing Escrow Agent (including in respect of the Title Cloud Properties Escrow Account), minus (E) an amount equal to 50% of the fees payable to the Closing Agent; minus (F) an amount equal to 50% of the escrow fees payable to the Post-Closing Escrow Agent, minus (G) the Estimated Buyer Proration Adjustment Amount, if any, plus (H) the Estimated Seller Proration Adjustment Amount, if any, minus (I) the amount of the Deposit paid to the Seller by the Closing Escrow Agent, minus (J) the Seller Transfer Tax Adjustment Amount, minus (K) the Post-Closing Escrow Amount, plus (L) the Turn Projects Reimbursement Amount, minus (M) the Title Cloud Properties Escrow Amount, minus (N) the WREG Termination Fee, which Seller Disbursement Amount shall be paid by wire transfer of immediately available funds to the account designated by Closing Escrow Agent in writing prior to the Closing;

(ii)    a copy of the resolution of Buyer’s governing body, certified by an appropriate officer of Buyer as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby;

(iii)    a counterpart of each Assignment and Assumption of Membership Interests, executed by Buyer;

(iv)    the Buyer Closing Certificate;

(v)    the Post-Closing Escrow Agreement, duly executed by Buyer; and

(vi)    the Termination Agreement, duly executed by the Manager.

(c)    Payment of Indebtedness; Payment of WREG Termination Fee. Prior to the Closing, Buyer shall deposit into the Closing Escrow Account an amount equal to the Closing Acquired Company Indebtedness Amount, with instructions to the Closing Agent to pay such amount at the Closing, pursuant to the Payoff Letters described in Section 2.6(a)(iv) above, to the lenders named therein in the manner set forth therein. Prior to the Closing, Buyer shall deposit into the Closing Escrow Account an amount equal to the WREG Termination Fee, with instructions to the Closing Agent to pay such amount at the Closing, pursuant to the letter described in Section 2.6(a)(viii) above, to WREG in the manner set forth therein.

(d)    Payment of Premiums for Title Policies, Closing Agent and Escrow Fees. Prior to the Closing, Buyer shall deposit into the Closing Escrow Account an amount as is necessary to pay at the Closing (i) an amount equal to 100% of the premiums and costs of the Title Policies payable to the Title Company (other than with respect to Title Cloud Properties), (ii) an amount equal to 100% of the escrow fees payable to the Closing Escrow Agent (including in respect of the Title Cloud Properties Escrow Account), (iii) an amount equal to 100% of the fees payable to the Closing Agent, (iv) an amount equal to 100% of the escrow fees payable to the Post-Closing Escrow Agent.

(e)    Post-Closing Escrow Accounts. Prior to the Closing, Buyer shall deposit into the Closing Escrow Account an amount equal to the Post-Closing Escrow Amount, with instructions to the Closing Escrow Agent to disburse at Closing (i) the Indemnity Escrow Amount to the Post-Closing Escrow Agent, to be held in an account (the “Indemnity Escrow Account”) and disbursed by the Post-Closing Escrow Agent in accordance with the terms and provisions of the Post-Closing Escrow Agreement, (ii) the Adjustment Escrow Amount to the Post-Closing Escrow Agent, to be held in an account (the “Adjustment Escrow Account”) and disbursed by the Post-Closing Escrow Agent in accordance with the terms and provisions of the Post-Closing Escrow Agreement, and (iii) the Compliance Correction/Related Liabilities Escrow Amount to the Post-Closing Escrow Agent, to be held in an account (the “Compliance Correction/Related Liabilities Escrow Account”) and disbursed by the Post-Closing Escrow Agent in accordance with the terms and provisions of the Post-Closing Escrow Agreement. Buyer and Seller will share equally the payment of any fees and expenses payable to the Post-Closing Escrow Agent pursuant to the Post-Closing Escrow Agreement (with Seller’s portion being satisfied by the deduction provided for in Section 2.6(b)(i)(F)).

(f)    Title Cloud Properties Escrow Account. Prior to the Closing, Buyer shall deposit into the Closing Escrow Account an amount equal to the Title Cloud Properties Escrow Amount for deposit into the Title Cloud Properties Escrow Account.

ARTICLE III

BUYER’S DUE DILIGENCE

3.1    Diligence Information.

(a)    Excluded Documents. Buyer has been provided access by Seller and/or its Representatives to the Data Room. Notwithstanding the foregoing, Seller shall be under no obligation to provide to Buyer: (i) Organizational Documents of Seller or any of its Affiliates (other than the Acquired Companies), (ii) internal memoranda and correspondence of Seller and its Affiliates, (iii) financial projections or budgets prepared by or for Seller or any of its Affiliates, (iv) appraisals prepared by or for Seller or any of its Affiliates, (v) proprietary accounting or tax records of Seller or any of its Affiliates, (vi) similar proprietary, confidential or privileged information and (vii) any internal memoranda and correspondence relating to the foregoing.

(b)    Property Reports. If this Agreement is terminated for any reason, Buyer shall return to Seller any studies, reports or other documents previously supplied to Buyer by Seller, and shall deliver to Seller without charge any and all such documents which Buyer shall have obtained with respect to the Properties at any time prior to such termination; provided, however, the delivery of such documents, shall be on an as-is basis, without any warranty from Buyer and Buyer shall have no obligation to deliver financial reports or studies created by Buyer or on Buyer’s behalf or any information subject to the attorney client privilege.

All of Buyer’s obligations pursuant to this Section 3.1 shall survive the termination of this Agreement or the Closing.

3.2    Title Review. As soon as reasonably possible, the Title Company or its agent(s) will provide Buyer with a preliminary report or a commitment for a 2006 ALTA Standard Coverage Owner Policy for each Property, issued by Title Company or its agent (collectively the “Title Commitment”). Buyer shall accept title to each Property subject to all matters of record, including those contained in the Title Commitment for such Property, other than Objectionable Title Matters timely objected to by Buyer in a Title Objection Notice that are not cured by the Seller pursuant to Section 3.3 or waived in writing by Buyer. Buyer shall deliver notice of its objection to any Objectionable Title Matters for a Property by not later than the date which is ten (10) Business Days after a Title Commitment for such Property has been delivered or made available to Buyer (“Title Objection Notice”). If Buyer fails to timely deliver a Title Objection Notice with respect to a matter that would otherwise constitute an Objectionable Title Matter, Buyer shall be deemed to have waived and approved such matter and it shall no longer be considered an Objectionable Title Matter.

3.3    Seller’s Right to Cure Objectionable Title Matters. Notwithstanding anything to the contrary in this Agreement, an Objectionable Title Matter shall be deemed cured and removed as an Objectionable Title Matter if (a) the Title Company has irrevocably committed to insure over or remove the Objectionable Title Matter in the Title Policy, or (b) with respect to a Monetary Lien that can be satisfied by the payment of money, if Seller agrees in writing to reduce the Purchase Price (calculated without regard to this Section 3.3) by the amount required to fully pay such Monetary Lien, with the amount of such reduction to be subject to post-Closing reconciliation pursuant to Section 8.5.

3.4    Uncured and Unwaived Objectionable Title Matters at Closing.

(a)    With respect to any Properties with Objectionable Title Matters that have not been cured or waived in writing by Buyer prior to the Closing (“Title Cloud Properties”; provided, that Title Cloud Properties shall exclude any Property for which a Purchase Price adjustment has been mutually agreed to as described in Section 2.4(a)), (i) the Closing Agent and the Closing Escrow Agent shall, at the Closing, establish an escrow account (the “Title Cloud Properties Escrow Account”) by depositing an amount (the “Title Cloud Properties Escrow Amount”) equal to the sum of (A) the Allocated Purchase Price for each Title Cloud Property, and (B) an amount equal to 100% of the premium and costs of the Title Policy for each Title Cloud Property, which Title Cloud Properties Escrow Amount shall be subtracted from the Purchase Price otherwise payable to Seller pursuant to Section 2.6(b)(i)(M); and (ii) a Title Policy will not be issued at Closing or be a condition to Closing.

(b)    Seller shall have the right during the period from the Closing Date until the first anniversary of the Closing Date (the “Title Clean-Up Period”) to cure Objectionable Title Matters on the Title Cloud Properties. Without limiting the generality of the foregoing, Seller shall be entitled to negotiate, settle and receive any title insurance proceeds that are paid with respect to the Title Cloud Properties, whether paid before or after the Closing. If Buyer or any Acquired Company receives any such proceeds, it shall promptly pay such proceeds over to Seller. During the Title Clean-Up-Period, Buyer and the Acquired Companies shall reasonably cooperate with Seller in Seller’s attempt to cure Objectionable Title Matters, including, without limitation, by submitting claims against the title companies who have issued existing title policies to the Acquired Companies for the Title Cloud Properties covering Objectionable Title Matters; provided, however, that the foregoing shall not require Buyer or the Acquired Companies to pay or incur any out-of-pocket fees, costs or expenses unless Seller has agreed to reimburse Buyer for such fees, costs or expenses. If a Title Cloud Property has one or more Objectionable Title Matters that remains uncured after the Title Clean-Up Period, then unless otherwise agreed to in writing by Buyer and Seller (including pursuant to Section 2.4(a)), Buyer shall cause such Title Cloud Property to be transferred to Seller (or such other Person as Seller designates to Buyer in writing) pursuant to a grant deed in form reasonably acceptable to Seller, Buyer and Seller shall cause the Closing Escrow Agent to release the Allocated Purchase Price attributable to such Title Cloud Property to Buyer pursuant to Section 3.4(c)(ii) below. If any Title Cloud Property is required to be transferred to Seller (or its designee) pursuant to the immediately preceding sentence, then (i) Seller shall pay any recording fees and Transfer Taxes resulting from the transfer of such Title Cloud Property to Seller (or its designee), and (ii) Buyer and Seller (and/or its designee) shall cooperate in good faith to (A) execute such documents and comply with all legal requirements with respect to such transfer, (B) consummate such transfer as soon as reasonably practicable following the Title Clean-Up Period, and (C) cause a Title Policy to be issued to Seller (or its designee).

(c)    The Closing Agent and the Closing Escrow Agent shall hold and distribute the funds in the Title Cloud Properties Escrow Account from and after the Closing as follows: (i) at such time as all Objectionable Title Matters with respect to a Title Cloud Property are cured in accordance with Section 3.3 above, and the Title Company has issued or is irrevocably committed to issue a Title Policy with coverage in the amount of the Allocated Purchase Price for such Title Cloud Property, the Closing Escrow Agent shall disburse to Seller from the Title Cloud Properties Escrow Account an amount equal to the Allocated Purchase Price for such Title Cloud Property, (ii) at such time as any Title Cloud Property is transferred to Seller (or its designee) pursuant to a grant deed in form reasonably acceptable to Seller (as described in Section 3.4(b) above), the Closing Escrow Agent shall disburse to Buyer from the Title Cloud Properties Escrow Account an amount equal to the Allocated Purchase Price for such Title Cloud Property, (iii) if Buyer and Seller have agreed in writing to a reduction in the Allocated Purchase Price for any Title Cloud Property, the Closing Escrow Agent shall distribute from the Title Cloud Properties Escrow Account (A) the amount of such agreed upon reduction to Buyer, and (B) the Allocated Purchase Price (as so reduced) to Seller, and/or (iv) the Closing Escrow Agent shall pay to the Title Company from the Title Cloud Properties Escrow Account, the amount of the premium for any Title Policy issued to (A) Buyer in respect of any Title Cloud Property for which all Objectionable Title Matters have been cured prior to the end of the Title Clean-Up Period, or (B) Seller (or its designee) for any Title Cloud Property transferred to Seller (or its designee) pursuant to Section 3.4(b).

(d)    In the event that any Title Cloud Property is transferred to Seller (or its designee) pursuant to this Section 3.4, then Buyer shall, if requested by Seller, cause Manager to provide the property management and other services provided to such Title Cloud Property by Manager as of the date hereof, for a period of not less than three (3) months following the transfer of such Title Cloud Property to Seller (or its designee) on commercially reasonable terms to be mutually agreed upon by Buyer and Seller prior to such transfer.

(e)    The provisions of this Section 3.4 shall survive any termination of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

4.1    Existence and Power.

(a)    Seller is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Each Acquired Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Nevada, has all limited liability company power and authority required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing as a foreign limited liability company authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2    Authorization. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (a) are within Seller’s limited liability company powers and (b) have been duly authorized by all necessary limited liability company action on the part of Seller.

4.3    Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes, and the Ancillary Documents executed and delivered by Seller when executed and delivered will each constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.4    Governmental Authorizations. Except as set forth on Schedule 4.4, and except for applicable requirements under federal and state securities or “blue sky” Laws, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity is required to be made or obtained in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except for such consents, approvals, authorizations, declarations, filings or registrations that would arise as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer.

4.5    Noncontravention. Except as set forth on Schedule 4.5 and except for applicable requirements under federal and state securities or “blue sky” Laws, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, will not (a) violate the Organizational Documents of Seller or any Acquired Company, or (b) violate any Law applicable to Seller or any Acquired Company, except in each case for such violations that would arise as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer.

4.6    Title to Securities; Capitalization; Subsidiaries.

(a)    The Securities in the aggregate constitute 100% of the Equity Securities in each of the Acquired Companies. Except as set forth on Schedule 4.6(a) and except for Liens created under the Loan Documents, (i) Seller owns beneficially, and as of immediately prior to the Closing will own of record, all of the Securities, free and clear of all Liens, and (ii) Seller will have full right, power and authority to transfer such Securities to Buyer at the Closing, free and clear of any Liens.

(b)    Schedule 4.6(b) sets forth for each Acquired Company, (i) the number of authorized membership interests, and (ii) the number of issued and outstanding membership interests, the names of the holders of such membership interest, and the percentage of membership interest held by each such holder. All of the Securities have been validly issued, fully paid and are the only issued or outstanding membership interests of the Acquired Companies. Except for the Organizational Documents of Seller and each Acquired Company and except as set forth in Schedule 4.6(b), there are no agreements restricting the transfer of, or affecting the rights of any holder of, the Securities, there are no pre-emptive rights on the part of any holder of any Equity Securities of any Acquired Company and no outstanding options, warrants, rights, or other agreements or commitments of any kind obligating any Acquired Company, contingently or otherwise, to issue or sell either any Equity Securities of any Acquired Company or any securities or obligations convertible into, or exchangeable for, any Equity Securities of any Acquired Company.

(c)    Seller has delivered (or otherwise made available) to Buyer true and complete copies of all of the Organizational Documents of each Acquired Company. There are no other agreements, oral or written, relating to voting, consent or other rights affecting the management or governance of any of the Acquired Companies. No breach exists under any of the Organizational Documents of any of the Acquired Companies.

(d)    None of the Acquired Companies owns any stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, limited liability company, trust, partnership, joint venture or other entity.

4.7    Suits. Except as set forth on Schedule 4.7, to Seller’s Knowledge, neither Seller nor any Acquired Company has received written notice of any Suit either pending or threatened in writing other than eviction proceedings (including any condemnation action or proceeding) against Seller or any Acquired Company or any Property which would have a Material Adverse Effect.

4.8    Brokers. Except for Roofstock, Inc. and its wholly-owned subsidiaries (collectively, “Roofstock”), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or any Acquired Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Seller is solely responsible for the payment of any commission, finder’s fee or other sum payable to Roofstock in connection with the transactions contemplated by this Agreement.

4.9    Bankruptcy. Neither Seller nor any Acquired Company has: (a) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors; (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or any of its property; (c) made an assignment for the benefit of its creditors; or (d) received any written notice of any attachment, execution proceeding, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceeding pending or threatened against Seller or any Acquired Company.

4.10    OFAC. Neither Seller nor any Acquired Company is acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control of the Department of Treasury (“OFAC”), nor is Seller or any Acquired Company engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

4.11    The Properties.

(a)    Compliance with Laws and Association Rules and Covenants. To Seller’s Knowledge, neither Seller nor any Acquired Company has received written notice that Seller, any Acquired Company or any Property is in (x) violation of (i) any Laws, (ii) any rules imposed by any Association or (iii) any covenants, conditions or restrictions recorded against any of the Properties, or (y) default of any of the licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Entity which are held by Seller or any Acquired Company with respect to the ownership or operation of any Property, in each case, which has not been cured and which would have a Material Adverse Effect.

(b)    Environmental Laws. To Seller’s Knowledge, neither Seller nor any Acquired Company has received any written notice alleging or indicating that any Property is or may be in violation of any Environmental Laws which remains uncured and would have a Material Adverse Effect.

(c)    Activities of Acquired Companies; Contracts. No Acquired Company has engaged in any activities other than (a) the business of acquiring, refurbishing, owning, leasing, managing and disposing of single family residences and activities associated therewith, and (b) activities relating to maintaining its existence in good standing and complying with requirements under applicable Laws (including maintaining company records and information, paying Taxes and other organizational administrative expenses, preparing and filing Tax Returns and other documents required by any applicable Law or Governmental Entity). The Property Schedule is a true and accurate list of all of the real properties owned by the Acquired Companies. Except for the contracts and agreements set forth on Schedule 4.11(c) (each, a “Material Contract” and collectively, the “Material Contracts”), no Acquired Company is a party to any contract or agreement that will continue in effect after the Closing, other than (i) the Leases, (ii) liens, encumbrances, easements, restrictions, covenants, agreements and other matters of record, and (iii) contracts or agreements involving obligations of any Acquired Company of less than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate. Neither Seller nor any Acquired Company has received or delivered any written notice alleging of any material defaults under any Material Contract by Seller, any Acquired Company or the counterparty to any Material Contract that have not been cured and would have a Material Adverse Effect.

(d)    Leases. Except as set forth on Schedule 4.11(d)(i) or to the extent already in the possession or control of Buyer or Manager, as of the date hereof, Seller has provided or made available to Buyer in the Data Room true and complete copies of each Lease. Except as set forth on Schedule 4.11(d)(ii): (i) each Lease is in full force and effect and has been duly executed by the parties thereto; (ii) to Seller’s Knowledge, (A) neither Seller nor any Acquired Company has within the period one (1) year prior to the Effective Date, received any written notice asserting that any landlord is in material default of its obligations under any Lease (other than any such notices also received by Manager or any of its Representatives), and (B) no Tenant is in material default of its obligations under any Lease nor has any condition or event occurred that with notice or the passage of time or both will mature into a material default by any Tenant thereunder; and (iii) any security deposits previously paid by any Tenant under any Lease (except to extent properly applied by the applicable Acquired Company pursuant to the terms of such Lease and applicable Law) are held on behalf of such Tenant in accordance with the requirements of applicable Law.

(e)    Except as set forth on Schedule 8.5(d), to Seller’s Knowledge, neither Seller nor any of the Acquired Companies has received any written notice (other than any such notices also received by Manager) from any Association or Governmental Entity that any portion of the Properties currently violates any building, fire or health code, statute, ordinance, rule or regulation applicable to the Properties.

4.12    Tax Related Matters.

(a)    Filing of Tax Returns. Each Acquired Company has duly and timely filed with the appropriate taxing authorities all Tax Returns that it was required to file, including in respect of the Properties. All such Tax Returns are complete and accurate in all material respects.

(b)    Payment of Taxes. All Taxes of each Acquired Company that are due and payable (whether or not shown on any Tax Return) including in respect of the Properties, have been paid, other than Taxes being contested by appropriate proceedings in good faith, which are disclosed on Schedule 4.12(b). All Taxes that each of the Acquired Companies is required by Law to withhold or collect for payment have been duly withheld and collected and have been paid to the appropriate taxing authority.

(c)    Audits, Investigations, Disputes or Claims. There is no action, suit, investigation, audit, dispute, claim or assessment concerning any Tax liability of any Acquired Company claimed or raised by any taxing authority in writing. None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, including, in each case, in respect of the Properties.

(d)    Asset Liens. There are no liens for Taxes (other than liens for Taxes that (i) are not yet due and payable or (ii) are being contested by appropriate proceedings in good faith, which are disclosed on Schedule 4.12(b)).

(e)    Entity Classification. Since their respective formation, the Acquired Companies have been treated as disregarded entities of Seller for federal income tax purposes.

4.13    Loan. Seller has provided or made available to Buyer in the Data Room true and complete copies of each Loan Document (as such term is defined in the Loan Agreement). Except for the Properties, no other real property serves as collateral for the Loan. To Seller’s Knowledge, each Acquired Company and Waypoint GI Trust are in compliance in all material respects with all of the requirements of the Loan Documents, including, without limitation, the Underwritten Operating Expense Requirements, Underwritten Gross Income and Cash Flow and Underwritten Vacancy levels. To Seller’s Knowledge, no Cash Management Trigger Conditions, as defined in the Loan Agreement, have occurred. To Seller’s Knowledge, no Acquired Company is in default under the Loan Agreement and neither Seller nor any Acquired Company has received written notice of any breach or default under any of the Loan Documents which has not been cured, and to Seller’s Knowledge, no Acquired Company is in breach or default of its obligations or representations and warranties thereunder and there are no unresolved disputes between any Acquired Company (or Affiliate of any Acquired Company) and any lender under the Loan Agreement relating to the Loan or any Property.

4.14    ERISA. No Acquired Company is a “benefit plan investor” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and none of the transactions contemplated by this Agreement are in violation of any statutes applicable to any Acquired Company, that regulate investments of, and fiduciary obligations with respect to the government plans that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended.

4.15    Employees and Benefit Plans. None of the Acquired Companies has any employees. None of the Acquired Companies maintains contributes to, has any obligation to contribute to, or has any liability, contingent or otherwise, to any employee benefit plan within the meaning of Section 3(3) of ERISA nor to any employee benefit arrangement which does not constitute an employee benefit plan within the meaning of Section 3(3) of ERISA, except with respect amounts payable by Manager and reimbursable by Acquired Company to the Manager pursuant to the Management Agreement.

4.16    Insurance. Attached as Schedule 4.16 is a true and complete list of the insurance policies maintained by the Acquired Companies or relating to the Properties (other than renter’s policies of tenants and any policies maintained by Manager) as of the Effective Date.

4.17    Financial Statements. Attached hereto as Exhibit E are the audited consolidated balance sheet of Seller as of December 31, 2016, and the audited consolidated statements of operations, members’ equity and cash flows of Seller for the year then ended (collectively, the “Financial Statements”). To Seller’s Knowledge, the Financial Statements fairly present in all material respects the financial condition and results of operations of the Acquired Companies as of their respective dates. To Seller’s Knowledge, except as reflected in the Financial Statements attached hereto, the Acquired Companies do not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise), except (a) to the extent reflected, accrued or reserved against in the Financial Statements, (b) for which Buyer is entitled to a credit under some other provision of this Agreement or which are otherwise subject to the proration and adjustment as contemplated by Section 8.5 hereof, (c) for liabilities and obligations which have arisen after the date of most recent Financial Statement in the ordinary course of business consistent with past custom and practice, and (d) liabilities or obligations relating to the Properties or the operation thereof that are immaterial.

4.18    Books and Records. Except for the Books and Records in Buyer’s or Manager’s possession or control, Seller has caused to be delivered or made available to Buyer all Books and Records.

4.19    Third Party Rights. Except for any contract or agreement entered into by Manager, no tenant, licensee, occupant or other person or entity has been granted any option, right of first refusal or other similar agreement to purchase any Property or any portion thereof or any interest therein.

Each of the representations and warranties of Seller contained herein is made as of the Effective Date and as of the Closing Date, unless a representation and warranty refers specifically to an earlier date, in which case such representation and warranty is made only as of such earlier date. In addition and solely for purposes of Section 11.5 below, (a) the representations and warranties set forth in Sections 4.1, 4.4, 4.6(c), 4.6(d), 4.9. 4.11(c), 4.12, 4.13, 4.14, 4.15 4.16, 4.17, 4.18 and 4.19 (the “Entity-Level Representations”), and the right to make a claim for indemnification of breaches of the Entity-Level Representations pursuant to Section 11.5(a)(i), shall survive until and shall expire at, 12:01 a.m. Eastern Time on the first anniversary of the Closing Date, and (b) the representations and warranties set forth in Sections 4.2, 4.3, 4.6(a), and 4.6(b) (the “Equity Ownership Representations”), and the right to make a claim for indemnification of breaches of the Equity Ownership Representations pursuant to Section 11.5(a)(ii), shall survive until and shall expire at, 12:01 a.m. Eastern Time on the date which is eighteen (18) months following the Closing Date (each period set forth in clause (a) and (b) of this paragraph, a “Survival Period”); provided, however, that if a written claim for indemnification is made pursuant to Section 11.5(a)(i) or Section 11.5(a)(ii), as applicable, prior to the expiration of the applicable Survival Period, the applicable Entity-Level Representation(s) or Equity Ownership Representation(s) and right to indemnification pursuant to Section 11.5(a)(i) or Section 11.5(a)(ii), as applicable, shall survive with respect to such claim until such claim is finally determined. All representations and warranties set forth in this Article IV that are not Entity-Level Representations or Equity Ownership Representations are sometimes referred to herein as “Property-Level Representations” and the Property-Level Representations shall not survive, and shall terminate at, the Closing. Notwithstanding the foregoing, if at any time prior to the Closing, Manager has Knowledge of any fact, circumstance, event, condition or omission forming the basis of any inaccuracy or breach of any Entity-Level Representations or any Property-Level Representations made by Seller in this Agreement, and Buyer nevertheless proceeds to Closing, such representation or warranty by Seller shall be deemed to be qualified by Manager’s Knowledge of such fact, circumstance, event, condition and/or omission and such representation or warranty shall not be deemed to have been breached (or made untrue) by reason of such fact, circumstance, event, condition and/or omission to the extent Manager had Knowledge thereof at any time prior to the Closing. For purposes of this Article IV, Seller shall be entitled to rely, without independent verification, on any financial statement, report, certificate or other document, data or information prepared or provided by or on behalf of Manager, and Seller shall have no liability under this Agreement for any inaccuracy or breach of any representation or warranty of Seller under this Agreement arising out of or resulting from any inaccuracy or error in any such financial statement, report, certificate or other document, data or information or any act or omission by or on behalf of Manager, in its capacity as such.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1    Existence and Power. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

5.2    Authorization. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby (a) are within Buyer’s limited liability company powers and (b) have been duly authorized by all necessary limited liability company action on the part of Buyer.

5.3    Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

5.4    Governmental Authorizations. Except as set forth on Schedule 5.4, and except for (a) applicable requirements under federal and state securities or “blue sky” Laws, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity is required to be made or obtained in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals authorizations, declarations, filings or registrations the failure of which to obtain would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.5    Noncontravention. Except as set forth on Schedule 5.5 and except for applicable requirements under securities or “blue sky” Laws of various states, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate the Organizational Documents of Buyer, (ii) violate any Law applicable to Buyer, except for such violations that would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.6    Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

5.7    Investment Representations. Buyer is acquiring the Securities for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Buyer acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended).

5.8    Sufficiency of Funds. Buyer has, and on the Closing Date will have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Buyer has not undertaken any action or omitted to take any action of any kind, and is not contemplating or aware of any act or omission of any kind, or aware of any circumstance, in any case that would impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any Ancillary Document. Without limiting the generality of the foregoing, the ability of Buyer to consummate the transactions contemplated hereby is not contingent on Buyer’s ability to complete any public offering or private placement of debt or equity securities or to obtain any other type of financing prior to the Closing Date, other than the assumption of the Loan as set forth herein.

5.9    Solvency. Assuming the conditions set forth in Sections 9.1(a) and 9.1(b) are satisfied, then immediately after giving effect to the transactions contemplated hereby, (i) Buyer and each of the Acquired Companies will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (ii) Buyer and each of the Acquired Companies will not be left with insufficient capital, (iii) Buyer and each of the Acquired Companies will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of Buyer and each of the Acquired Companies will not be impaired. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its subsidiaries (including each Acquired Company).

5.10    OFAC. The sources of funds for payment by Buyer of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (USA Patriot Act). Neither Buyer nor to Buyer’s knowledge any person or entity owning an interest in Buyer is a person or entity with whom United States persons are restricted from doing business under regulation of OFAC, including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other governmental action. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by OFAC, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

ARTICLE VI

COVENANTS OF SELLER

6.1    Conduct of Business. Except as set forth on Schedule 6.1, as contemplated by this Agreement or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, Seller shall cause each Acquired Company to (provided that, notwithstanding anything to the contrary herein, no action or omission by or on behalf of Manager, in its capacity as such, shall constitute a breach of this Section 6.1):

(a)    conduct their business only in the ordinary course, including, without limitation, continue collection of current and past due rent, eviction proceedings, repair and maintenance (including capital expenditures), leasing of vacant homes to qualified residents and provision of general customer service, in each case, in a manner consistent with past practices;

(b)    except for new Leases entered into in the ordinary course consistent with past practices not sell, lease, transfer, or assign any of the Properties;

(c)    not cancel, compromise, waive, or release any material right or claim, other than in the ordinary course of business consistent with past practice;

(d)    not incur any material Acquired Company Indebtedness (other than draws under a revolving line of credit in the ordinary course consistent with past practice);

(e)    not make or authorize any material change in any Organizational Document of any Acquired Company;

(f)    not issue, sell, or otherwise dispose of any of its Equity Securities, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;

(g)    not make any material Tax election if the effect of such election would be to increase the Tax liability of any of the Acquired Companies in taxable periods beginning after the Closing Date;

(h)    comply with all of the terms and conditions of the Loan Documents (as defined in the Loan Agreement);

(i)    maintain, or, if required, renew or replace with comparable coverage, the insurance coverage in effect for the Properties as of the Effective Date; and

(j)    not agree, whether in writing or otherwise, to do any of the foregoing.

6.2    Confidentiality. Seller recognizes and acknowledges that it has knowledge of confidential and proprietary information concerning the Acquired Companies and their business as of the Closing Date, including information relating to trade secrets, strategies, prospects or other proprietary information (“Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a breach of this Section 6.2 by Seller. For the three (3) year period immediately following the Closing, except as required by applicable Law or in connection with any legal, regulatory or governmental proceeding, Seller will refrain from disclosing any of the Confidential Information except in connection with enforcing its rights under this Agreement. Notwithstanding the foregoing restrictions under this Section 6.2, in the event that, during such period, Seller is requested or required by any Governmental Entity or by interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Seller may disclose the Confidential Information so requested or required, provided that, to the extent permitted by applicable Law, Seller will notify Buyer promptly of the request or requirement so that Buyer (at its sole cost) may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2.

6.3    Exclusivity. Seller shall not, and shall not permit any of its Affiliates, or any of its or their respective Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired company or otherwise, any transaction involving a purchase or disposition of any material amount of the assets of any Acquired Company or any merger, consolidation or business combination involving, or purchase or disposition of the Securities or other equity interests of, any Acquired Company (any such transaction, an “Acquisition Transaction”), other than the transactions contemplated by this Agreement or otherwise with Buyer or any of its Affiliates or Representatives, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, or (iii) furnish or cause to be furnished, to any Person, any Confidential Information concerning the business, operations, properties or assets of the Acquired Companies in connection with an Acquisition Transaction. Seller shall and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer or any of its Affiliates or Representatives) conducted heretofore with respect to any Acquisition Transaction.

6.4    Other. Without limiting the foregoing, prior to the Closing Date (or the earlier termination of this Agreement in accordance with Section 10.1), Seller shall use its commercially reasonable efforts to provide such reasonable support and cooperation as Buyer may reasonably request in order for Buyer to assume the Loan, or to comply with Buyer’s regulatory and reporting obligations; provided, however, that for the avoidance of doubt, in no event shall such efforts require Seller to incur any fees, costs, expenses, liabilities or obligations (other than fees, costs and expenses that Buyer is required to promptly reimburse pursuant to the last sentence of this Section 6.4). Without limiting the foregoing, prior to the Closing Date (or the earlier termination of this Agreement in accordance with Section 10.1), Seller shall use its commercially reasonable efforts to (a) cause (i) the Manager to prepare and deliver to Buyer the consolidated balance sheets and consolidated statements of operations, members’ equity and cash flows of Seller for the three-month periods ended March 31, 2016 and 2017, and (ii) such statements to be reviewed by the Auditor, (b) upon Buyer’s request, cause the Auditor to (i) consent to the inclusion of its opinion regarding the Financial Statements in any registration statement or other report to be filed by Buyer or its Affiliates with the Securities and Exchange Commission under the Securities Act or the Exchange Act for so long as such a consent may be required under the rules and regulations of the Securities and Exchange Commission, and (ii) provide a customary comfort letter to the underwriters in any registered public offering undertaken by Buyer or any of its Affiliates for so long as the Financial Statements and the quarterly financial statements referred to in Section 6.4(a)(i) above may be required to be included in any registration statement or other report to be filed by Buyer or its Affiliates with the Securities and Exchange Commission under the Securities Act or the Exchange Act, and (c) to the extent not held in the name of the Acquired Companies, use commercially reasonable efforts to cause the assignment to the Acquired Companies of the benefit of applicable insurance policies related to the Properties or the Acquired Companies. Any costs, fees and expenses of the Auditor incurred by Seller in connection with the matters described in clause (b) of the foregoing sentence shall be promptly reimbursed by Buyer upon receipt of a written invoice therefor. In addition, prior to the Closing, Seller will use its commercially reasonable efforts to assign all bank accounts related to the operations of the Properties and the Loan Agreement to the Acquired Companies, to the extent not already in the name of one or more of the Acquired Companies; provided, that, notwithstanding anything to the contrary in this Agreement, any cash or cash equivalents in such accounts as of 11:59 p.m. Pacific Time on the day immediately prior to the Closing Date shall be included in Closing Cash. Seller shall not distribute any Closing Cash on the Closing Date.

ARTICLE VII

COVENANTS OF BUYER

7.1    Access to Books and Records. Buyer shall maintain until the seventh (7th) anniversary of the Closing Date all books and records relating to any Acquired Company or any of their assets, liabilities or business prior to the Closing in the manner such books and records are maintained immediately prior to the Closing Date. After the Closing, Buyer shall provide Seller and its Representatives with access, upon prior reasonable written request, during regular business hours, to (i) the officers and employees of the Acquired Companies and (ii) the books and records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and Seller and its Representatives shall have the right to make copies of such books and records at its sole cost.

7.2    Indemnification of Current and Former Directors, Managers and Officers.

(a)    For a period of not less than six years from and after the Closing Date, the Organizational Documents of each Acquired Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors, managers and officers of any Acquired Company (each, a “Covered Party”) than are currently set forth in their respective Organizational Documents. Any indemnification agreements with Covered Parties in existence on the date of this Agreement shall remain effective, without any further action, and shall survive the Closing and continue in full force and effect in accordance with their terms.

(b)    In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.2.

7.3    No Additional Representations; Non-Reliance. In connection with its decision to enter into this Agreement and the transactions contemplated hereby, Buyer and/or its Representatives have inspected and conducted, or will inspect and conduct prior to the Closing Date, such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Companies and the Properties as desired by Buyer. The purchase of the Securities by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, Seller, any Acquired Company or any of their respective Affiliates, owners, managers, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and qualified by the Seller Disclosure Schedules, and Buyer acknowledges that Seller expressly disclaims any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of, and Buyer will rely solely upon, Buyer’s own investigation, analysis, valuations, projections, diligence, judgment and assessment of the Acquired Companies, the Properties and the present and potential value and earning power of the Acquired Companies, as well as those representations and warranties by Seller specifically and expressly set forth in Article IV and qualified by the Seller Disclosure Schedules. Buyer acknowledges that Seller has not made any representations or warranties regarding the probable success or profitability of any Acquired Company or its business and that Buyer is not relying on any representations or warranties of Seller, including those set forth in Article IV, with respect to the post-Closing operation of any Acquired Company or its business or properties. Buyer further acknowledges and agrees that none of Seller, the Acquired Companies, any of their respective Affiliates or any owners, managers, employees or Representatives of any of the foregoing (a) has been authorized to make, has made or will be deemed to have made (and Buyer and its Affiliates have not relied on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies or their businesses, properties or assets, or the transactions contemplated hereby except as specifically and expressly set forth in Article IV and qualified by the Seller Disclosure Schedules or (b) will have or be subject to any liability or obligation to Buyer or any other Person resulting from the distribution to Buyer or any of its Affiliates or any of their respective Representatives, or Buyer’s or any of its Affiliates’ or any of their respective Representatives’ use of, any such information, including the information, documents and/or materials provided by Roofstock and any other information, document or material made available to Buyer or its Affiliates or any of their respective Representatives in certain “data rooms” and online “data sites,” management presentations or any other form in connection with the transactions contemplated by this Agreement, any due diligence report, appraisals, valuations or estimates by any third party with respect to the Acquired Companies or the Properties, or any other document or information in any form provided or made available to Buyer or its Affiliates or any of their respective Representatives, including management presentations, in connection with the purchase and sale of the Securities and the transactions contemplated hereby or otherwise. In connection with Buyer’s and its Affiliates’ investigation of the Acquired Companies, Buyer and its Affiliates have received from or on behalf of the Acquired Companies certain projections, including projected statements of operating revenues and income from operations of the Acquired Companies and certain business plan information of the Acquired Companies. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, (b) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projection and forecasts, (c) Buyer and its Affiliates are familiar with such uncertainties, (d) Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), (e) none of Seller, the Acquired Companies or any of their respective Affiliates or any Representatives of any of the foregoing, are making any representations or warranties with respect to such projections or forecasts, and (f) Buyer and its Affiliates shall have no claim against Seller, the Acquired Companies, any of their respective Affiliates or any Representatives of any of the foregoing or any other Person with respect thereto.

7.4    Release of Seller and Certain Other Parties.

(a)    Effective upon the Closing, Buyer, on its own behalf and on behalf of Guarantor and Manager, and on behalf of its and their respective Affiliates (including the Manager), predecessors, successors, assigns, and other Persons that have or could potentially derive rights through them (the “Releasing Parties”) hereby irrevocably waive, release and discharge Seller, GI Waypoint Investco, LLC, WREG, Waypoint Real Estate Group Holdco, LLC, each Existing Sponsor Party and each officer, director, employee, partner, member, manager, owner, agent, representative, heir, beneficiary, executor, trustee, administrator, successor and assign of any of the foregoing entities (the “Released Persons”) from any and all claims, liabilities, debts or obligations to the Releasing Parties of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing Date, against the Released Persons, or any of them, in any way relating to, arising out of or resulting from the Management Agreement, the Acquired Companies, the Properties and/or any Released Person’s direct or indirect ownership of the Acquired Companies (other than the obligations and liabilities of (i) Seller under this Agreement (including Section 8.5 below) and any Ancillary Documents (including the Termination Agreement) to which Seller is a party, and (ii) the Indemnitors under the Indemnity Agreement). Effective upon the Closing, each of the Releasing Parties hereby expressly waives and releases any rights and benefits which any of the Releasing Parties has or may have under any Law of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon the Releasing Parties by the provisions of Section 1542 of the California Civil Code (or any similar Laws), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b)    The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Released Person, based on any matter purported to be released hereby.

7.5    Release of Buyer, the Acquired Companies and Certain Other Parties.

(a)    Effective upon the Closing, Seller, on its own behalf and on behalf of GI Waypoint Investco, LLC, WREG, Waypoint Real Estate Group Holdco, LLC, and each Existing Sponsor Party, and on behalf of its and their respective Affiliates, predecessors, successors, assigns, and other Persons that have or could potentially derive rights through them (the “Seller Releasing Parties”) hereby irrevocably waive, release and discharge Buyer, Guarantor, Manager, each Acquired Company and each officer, director, employee, partner, member, manager, owner, agent, representative, heir, beneficiary, executor, trustee, administrator, successor and assign of any of the foregoing entities (the “Buyer Parties”) from any and all claims, liabilities, debts or obligations to the Seller Releasing Parties of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, which such Seller Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing Date, against the Buyer Parties, or any of them, in any way relating to, arising out of or resulting from the Management Agreement, the Acquired Companies, the Properties and/or any Seller Releasing Party’s direct or indirect ownership of the Acquired Companies (other than the obligations and liabilities of Buyer under this Agreement (including Section 8.4 and Section 8.5 below) and any Ancillary Documents (including the Termination Agreement) to which Buyer is a party). Effective upon the Closing, each of the Seller Releasing Parties hereby expressly waives and releases any rights and benefits which any of the Seller Releasing Parties has or may have under any Law of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon the Seller Releasing Parties by the provisions of Section 1542 of the California Civil Code (or any similar Laws), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b)    The Seller Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Buyer Party, based on any matter purported to be released hereby.

7.6    Assignment and Assumption of Loan. Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable to (a) obtain the approval of the Administrative Agent (as defined in the Loan Agreement) and the Majority Lenders (as defined in the Loan Agreement) to (i) the assignment of the rights and obligations of the Loan Parties (as defined in the Loan Agreement) under the Loan Agreement (on the Loan Agreement’s existing terms (including, without limitation, covenants, advance rate, paydown mechanism, pricing and reserves) with only such minor non-substantive modifications as may be necessary to accommodate Buyer’s organizational structure) to Buyer as promptly as practicable after the Effective Date, or (ii) a Change of Control (as defined in the Loan Agreement) permitting Buyer to become the owner of the Acquired Companies, and (b) if the approval in the foregoing clause (a)(i) is obtained, assume the rights and obligations of the Loan Parties under the Loan Agreement (on the Loan Agreement’s existing terms (including, without limitation, covenants, advance rate, paydown mechanism, pricing and reserves) with only such minor non-substantive modifications as may be necessary to accommodate Buyer’s organizational structure) at the Closing. Without limiting the generality of the foregoing, Buyer agrees that such commercially reasonable efforts include: (a) paying any required Assignment Fee, and (b) causing Guarantor to provide replacement guarantees for the Existing Guarantees and such other guarantees as may be required by the Administrative Agent or the Majority Lenders in connection with such assignment or Change of Control. Buyer shall keep Seller reasonably informed on a current basis of the status of Buyer’s efforts to obtain the approvals described in clause (a) of the first sentence of this Section 7.6.

7.7    Conduct of Business by Manager. From the date hereof through the Closing, and except as otherwise required by or contemplated by this Agreement for the purpose of calculating the Estimated Closing Proration Amount under Section 2.4(c) or the Final Closing Proration Amount under Section 8.5, Buyer shall cause Manager to manage the businesses and operations of the Acquired Companies and the Properties only in the ordinary course in a manner consistent with past practices, including, without limitation, with respect to the collection of current and past due rent, eviction proceedings, repair and maintenance (including, without limitation, capital expenditures), leasing of vacant homes to qualified residents and provision of general customer service.

ARTICLE VIII

COVENANTS OF BUYER AND SELLER

8.1    Public Announcements. Neither Buyer nor Seller shall, nor shall any of their respective Affiliates, without the approval of the other party hereto, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party hereto required to make the release or announcement shall, to the extent permitted by applicable Law, allow the other party hereto reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that (i) each of the parties hereto may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement, and (ii) each of the Existing Sponsor Parties and their respective Affiliates may disclose and provide information about this Agreement and the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors in connection with their fundraising and/or reporting activities.

8.2    Supplemental Disclosure. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedules hereto with respect to any matter arising after the date hereof or, with respect to representations and warranties qualified by Seller’s Knowledge, of which Seller becomes aware after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall automatically be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedules for all purposes hereunder, including Sections 9.1 and 10.1, and Buyer shall be deemed to have waived all conditions to its obligations hereunder or rights to terminate this Agreement with respect to the matters disclosed therein under Sections 9.1 or 10.1 or otherwise; provided, however, that in the event that any such matter disclosed in a Schedule Supplement has had a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement in accordance with Section 10.1(g) within five days after its receipt of such Schedule Supplement. If Buyer does not elect to terminate this Agreement within five (5) days of its receipt of a Schedule Supplement which discloses any matter that has had a Material Adverse Effect, then such Schedule Supplement shall automatically be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedules for all purposes hereunder, including Sections 9.1 and 10.1, and Buyer shall be deemed to have waived all conditions to its obligations hereunder or rights to terminate this Agreement with respect to the matters disclosed therein under Sections 9.1 or 10.1 or otherwise.

8.3    Efforts to Close. Subject to the terms of this Agreement, each of Buyer and Seller shall use their respective commercially reasonable efforts to cause the conditions to Closing to be satisfied and for the Closing to occur. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Seller to provide financing to Buyer for the consummation of the transactions contemplated hereby.

8.4    Transfer Taxes. Buyer shall be responsible for the payment of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement (irrespective of who such Transfer Taxes would be assessed against or payable by under

applicable Law).    Buyer shall cause to be filed all necessary documentation and Tax Returns required by Law with respect to such Transfer Taxes (including the transfer of the Acquired Companies to Buyer hereunder). Notwithstanding anything to the contrary in this Agreement, the obligations of Buyer set forth in this Section 8.4 shall survive the Closing.

8.5    Prorations. Seller and Buyer hereby agree to the following prorations and adjustments as of the Closing. The provisions of this Section 8.5 shall survive the Closing.

(a)    Rent. Except for Delinquent Rents (as defined below), all rents payable under the Leases and any other revenues derived from the operation of the Properties (excluding all administrative and tenant application fees which are a deferment of Seller expenses, which shall be retained by Seller), including, without limitation, revenues derived from miscellaneous income and collected by Seller (collectively, “Rents”) shall be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date. Seller shall be entitled to such Rents attributable to any period up to but not including the Closing Date. Buyer shall be entitled to such Rents attributable to any period on and after the Closing Date. Any Rents attributable to the period prior to the month in which the Closing occurs that have not been collected as of the Closing (“Delinquent Rents”) shall not be prorated at the time of Closing. Promptly following each of the first three (3) full calendar months after the Closing, Buyer shall provide Seller with an accounting of Rents then collected from tenants with outstanding Delinquent Rents. Seller and Buyer agree that all Rents received by Buyer after the Closing Date as provided above shall be applied first to actual out-of-pocket costs of collection incurred by Buyer with respect to such tenant; second, to Rents due from such tenant for the month in which such payment is received; third, to Rents attributable to any period after the Closing which are past due on the date of receipt, and; finally, to Delinquent Rents. Buyer shall use commercially reasonable efforts after the Closing to collect all Rents in the usual course of Buyer’s operation of the Properties, but Buyer will not be obligated to institute any legal proceedings, including an action for unlawful detainer, or other collection procedures to collect Delinquent Rents. Seller may not attempt to collect any Delinquent Rents owed to Seller after the Closing, including, but not limited to the institution of any Suit or collection procedures therefor.

(b)    Security Deposits; Closing Cash. All unapplied security deposits actually held by Seller or the Acquired Companies pursuant to the Leases as of the Closing shall be held by the Acquired Companies as of the Closing. For purposes of the prorations under this Section 8.5, all Closing Cash shall be allocated to Seller and shall be included as an amount payable to Seller in the calculation of both the Estimated Closing Proration Amount and the Final Closing Proration Amount.

(c)    Real Estate Taxes. All ad valorem real estate and personal property taxes and real property assessments with respect to each Property (“Real Estate Taxes”) shall be paid and prorated (on an accrual basis) as follows:

(i)     To the extent not payable by Tenants directly to the applicable taxing authority, Seller shall pay all invoices for Real Estate Taxes which are due and payable and may become delinquent on or prior to the Closing Date and Buyer shall pay all subsequent invoices for Real Estate Taxes.

(ii)    Real Estate Taxes shall be prorated as of the Closing, and (A) Seller shall pay or credit to Buyer all unpaid Real Estate Taxes attributable to the period prior the Closing Date and (B) Buyer shall pay to Seller at the Closing any Real Estate Taxes that have been paid by or on behalf of Seller or any Acquired Company prior to the Closing for any period on or after the Closing Date. Prorations shall be based upon actual days in the applicable tax period in which the Closing occurs.

(d)    Association Assessments and Related Matters. All association assessments, general or special, shall be prorated as of the Closing, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing Date. As promptly as practicable following the Effective Date, Buyer, Manager or any of their respective Affiliates or any Representatives of any of the foregoing shall make written requests to each Association for statements of account, which requests shall be substantially in the form of Exhibit F, and unpaid amounts included in any statements of account received prior to Closing shall be reflected in the Manager Proration Estimate and any such amounts included in any statements of account received after Closing shall be reflected in the Final Closing Proration Statement. Except as provided in the foregoing sentence, none of Buyer, Manager or any of their respective Affiliates or any Representatives of any of the foregoing shall (i) make any request or inquiry to any Association or Governmental Entity outside of the ordinary course of business consistent with past practice that will or could reasonably be expected to cause any such parties to undertake reviews or inspections with respect to the Properties, or (ii) undertake any actions that cause violations of applicable laws or governing documents of any Association between the Effective Date and the Closing. Additionally, and without duplication, an amount equal to the sum of (i) the estimated costs reasonably required to correct a condition in violation of applicable law or any governing document of an Association, which violation is in existence as of the Closing and was made known to Manager in the ordinary course of business consistent with past practice from an Association (including pursuant to the written requests to each Association referred to above) or a Governmental Entity prior to the Closing (collectively, “Compliance Correction Costs”), plus (ii) the amount of any outstanding fines, penalties or other similar costs imposed by an Association or Governmental Entity relating to any condition in violation of applicable law or any governing document of an Association, which violation is in existence as of the Closing and was made known to Manager in the ordinary course of business consistent with past practice from an Association (including pursuant to the written requests to each Association referred to above) or a Governmental Entity prior to the Closing (collectively, “Related Liabilities”) shall be funded into the Compliance Correction/Related Liabilities Escrow Account in accordance with Section 2.6(e) to be held and disbursed in accordance with the terms of the Post-Closing Escrow Agreement. For the avoidance of doubt, Compliance Correction Costs and Related Liabilities shall not include, and Seller shall not be allocated or have any liability or obligation for, (1) any costs required to correct, or any fines or penalties imposed by an Association or Governmental Entity relating to, a condition in violation of applicable law or any governing document of an Association not in existence as of the Closing or not made known to Manager in the ordinary course of business consistent with past practice from an Association or a Governmental Entity prior to the Closing or (2) ordinary course maintenance items (e.g., trash or debris removal, lawn mowing, tree trimming, etc.), and Buyer shall be allocated and fully responsible for all such costs. Attached hereto as Schedule 8.5(d) is a schedule of the known Compliance Correction Costs and Related Liabilities as of the Effective

Date. At least five (5) Business Days prior to the anticipated Closing Date, Buyer shall cause the Manager to prepare and deliver to Seller and Buyer for review and approval an updated schedule, in the same form as Schedule 8.5(d), setting forth all then known Compliance Correction Costs and Related Liabilities, which schedule shall be further updated as of the day immediately prior to the Closing Date. To the extent there are any Compliance Correction Costs as of the Closing, Seller and Buyer shall attempt in good faith to agree upon the amount of such Compliance Correction Costs, and if Buyer and Seller are unable to agree on the amount of such Compliance Correction Costs, the allocated amount shall be established by contractor’s or engineer’s estimate from one or more mutually acceptable contractors or engineers. To the extent there are any Related Liabilities as of the Closing, Buyer shall use its commercially reasonable efforts after the Closing to negotiate a reduction in the amount due to the applicable Association or Governmental Entity. Buyer shall fund all Compliance Correction Costs and Related Liabilities from and after the Closing, and will be entitled to use the funds in the Compliance Correction/Related Liabilities Escrow Account to fund such costs in accordance with the terms and conditions of the Post-Closing Escrow Agreement. If any funds remain in the Compliance Correction/Related Liabilities Escrow Account on the date which is one-hundred eighty (180) days after the Closing, the Post-Closing Escrow Agent shall disburse fifty percent (50%) of such remaining funds to Seller and fifty percent (50%) of such remaining funds to Buyer.

(e)    Property Operating Expenses. Operating expenses for the Properties, including (i) insurance premiums for insurance policies with terms extending beyond the Closing Date that are not required to be cancelled effective as of the Closing in accordance with the last sentence of this Section 8.5(e), and (ii) the fees, reimbursable expenses and other compensation and amounts properly payable to Manager pursuant to the Management Agreement, shall be prorated as of 12:01 a.m. on the Closing Date; provided that Buyer shall assume and be fully responsible for any disposition fees or termination fees payable to or claimed by Manager in connection with the transactions contemplated by this Agreement. Seller shall pay or cause the Acquired Companies to pay prior to the Closing all utility charges and other operating expenses attributable to the Property as of 12:01 a.m. on the Closing Date (except for those utility charges and operating expenses payable directly by Tenants in accordance with the Leases, which shall not be prorated), and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after such time and date. For those utility charges reimbursable by Tenants in accordance with the Leases, which reimbursements are paid by or on behalf of an Acquired Company and collected from the Tenants, the parties hereto shall use the most recent tenant utility reimbursement statements for the purpose of making Closing adjustments under this Section 8.5(e). To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing, a proration shall be made at the Closing based on the most recent available monthly billing statement. Buyer shall pay to Seller at the Closing an amount equal to the aggregate deposits, if any, which Seller or any Acquired Company has with any of the utility or service companies servicing the Property. Notwithstanding anything to the contrary in this Agreement, Buyer shall cause the property insurance policies held by the Acquired Companies as of immediately prior to the Closing to be cancelled effective upon the Closing and Buyer shall, and shall cause the Acquired Companies to, (i) obtain the full amount of any available refund(s) of premiums previously paid under such policies, and (ii) promptly pay to Seller the full amount of any such refunds received by Buyer or the Acquired Companies.

(f)    Other Prorations. All other items customarily prorated in connection with sales of rental housing properties in the county in which a Property is located for which current monthly billing statements are not obtained as of the Closing, and all other legitimate property operating costs incurred in the normal course of managing the Properties prior to Closing for which detailed billing information was not available as of the date of Closing, including, without limitation, any amounts which are being held by any title company or other escrow agent as of the Closing Date, shall be prorated in accordance with this Section 8.5 and included in the Final Closing Proration Statement. All fees and expenses incurred with respect to Monetary Liens in excess of the amount by which the Purchase Price was reduced pursuant to Section 3.3 above with respect to such Monetary Liens, shall be allocated to Seller. In the event that the fees and expenses incurred with respect to any Monetary Liens are less than the amount by which the Purchase Price was reduced pursuant to Section 3.3 above with respect to such Monetary Liens, then the amount of such savings shall be for the benefit of Seller. All amounts payable pursuant to claims and Suits relating to the Properties filed prior to the Closing Date and not covered by insurance (including the amount of any deductible payable under any insurance policy providing coverage for such claim) shall, to the extent attributable to the period prior to the Closing Date and not paid prior to the Closing Date, be allocated to Seller; provided, however, that the amount allocated to Seller pursuant to this sentence shall not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate. All amounts payable pursuant to claims and Suits relating to the Properties (whether attributable to periods prior to, on or after the Closing Date and whether filed prior to, on or after the Closing Date) shall, to the extent not expressly allocated to Seller pursuant to the preceding sentence (including any such amounts not allocated to Seller due to the proviso at the end of the preceding sentence), be allocated to Buyer.

(g)    Reimbursement for Turn Projects. Buyer acknowledges and agrees that Manager (i) has been performing certain work to upgrade or otherwise ready the Properties listed on Schedule 8.5(g) for occupancy by new tenants (the “Existing Turn Projects”) all as more particularly set forth on Schedule 8.5(g) and (ii) following the Effective Date and prior to the earlier of the Closing Date or earlier termination of this Agreement, may commence work to upgrade or otherwise ready certain additional Properties agreed to by Seller and Manager for occupancy by new tenants (the “Future Turn Projects”). Manager shall proceed with work on Existing Turn Projects and Future Turn Projects in the ordinary course, consistent with historic practices, Seller shall pay all costs for the Existing Turn Projects and Future Turn Projects that come due prior to the Closing, and at the Closing, Buyer shall reimburse Seller for (i) all costs in excess of Five Hundred Twenty-One Thousand Dollars ($521,000.00), in the aggregate, paid or incurred by Seller on or after the Effective Date and prior to the Closing in connection with Existing Turn Projects, and (ii) any and all costs paid or incurred by Seller in connection with the Future Turn Projects (collectively, the “Turn Project Reimbursement Amount”). From and after the Closing, Buyer shall be solely responsible for paying or causing the Acquired Companies to pay all amounts due to Manager with respect to the Existing Turn Projects and Future Turn Projects which have not been paid to Manager prior to the Closing. For the avoidance of doubt, the Turn Projects Reimbursement Amount shall be an addition to the Purchase Price under Section 2.6(b)(i)(L) and shall not be included in the Estimated Closing Proration Amount or the Final Closing Proration Amount.

(h)    Aggregation and Netting of Prorations. By no earlier than the ninetieth (90th) day following the Closing Date and no later than the one-hundred and fifth (105th) day following the Closing Date, Buyer shall cause to be prepared and delivered to Seller for review and approval a certificate attaching a statement (such statement, the “Final Closing Proration Statement”) setting forth, by line item and Property, a good faith calculation of (i) any amounts payable by Seller to Buyer in respect of items subject to proration under this Section 8.5, (ii) any amounts payable by Buyer to Seller in respect of items subject to proration under Section 8.5, and (iii) the net amount payable by Seller or Buyer, as applicable, to the other party after netting the amounts in (i) and (ii) against one another and taking into account the Estimated Buyer Proration Adjustment Amount or the Estimated Seller Proration Adjustment Amount, as applicable (such net amount, the “Final Closing Proration Amount”). Seller shall provide any objections to the Final Closing Proration Statement in writing to Buyer within ten (10) Business Days after receipt of the Final Closing Proration Statement. Buyer and Seller shall use their good faith efforts to promptly resolve any disputed amounts in the Final Closing Proration Statement with respect to which Seller has timely objected.

(i)    Payment of Final Closing Proration Amount.

(i)    If the Final Closing Proration Amount reflects an amount payable by Seller to Buyer (a “Final Buyer Proration Adjustment Amount”), then, within three (3) Business Days after the earlier of (A) Seller’s acceptance of the Final Closing Proration Statement, or (B) the tenth (10th) Business Day after delivery of the Final Closing Proration Statement if Seller has failed to object to the Final Closing Proration Statement as provided in Section 8.5(h) above, Seller and Buyer shall provide a joint written instruction to the Post-Closing Escrow Agent to pay (A) to Buyer the Final Buyer Proration Adjustment Amount (which amount shall first be paid from the Adjustment Escrow Account and, only if the Final Buyer Proration Adjustment Amount exceeds the amount in the Adjustment Escrow Account, then from the Indemnity Escrow Account), and (B) to Seller the amount, if any, remaining in the Adjustment Escrow Account after the payment described in the foregoing clause (A). For the avoidance of doubt, and notwithstanding anything herein or in the Indemnity Agreement to the contrary, neither Seller nor any Indemnitor shall have any liability or obligation with respect to any Final Buyer Proration Adjustment Amount except and only to the extent of amounts payable from the Adjustment Escrow Account and/or Indemnity Escrow Account, which shall be the sole and exclusive sources of recovery for any Final Buyer Proration Adjustment Amount. Any Final Buyer Proration Adjustment Amount that is payable to Buyer pursuant to this Section 8.5(i)(i) shall be paid by the Post-Closing Escrow Agent by wire transfer of immediately available funds to an account designated in writing by Buyer. Any payment to Seller from the Adjustment Escrow Account pursuant to this Section 8.5(i)(i) shall be paid by the Post-Closing Escrow Agent by wire transfer of immediately available funds to an account designated in writing by Seller.

(ii)    If the Final Closing Proration Amount reflects an amount payable by Buyer to Seller (a “Final Seller Proration Adjustment Amount”), then, within three (3) Business Days after the earlier of (A) Seller’s acceptance of the Final Closing Proration Statement, or (B) the tenth (10th) Business Day after delivery of the Final Closing Proration Statement if Seller has failed to object to the Final Closing Proration Statement as provided in Section 8.5(h) above, (A) Buyer shall pay or cause to be paid such amount to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, and (B) Seller and Buyer shall provide a joint written instruction to the Post-Closing Escrow Agent to pay all amounts in the Adjustment Escrow Account to Seller by wire transfer of immediately available funds to an account designated in writing by Seller.

ARTICLE IX

CONDITIONS TO CLOSING

9.1    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) of the following conditions:

(a)    The representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except (i) for changes contemplated by this Agreement, and (ii) where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect.

(b)    Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

(c)    No change, event, or development shall have occurred since the date hereof that has had a Material Adverse Effect.

(d)    Buyer shall have received a certificate dated the Closing Date signed by Seller to the effect that the conditions set forth in Sections 9.1(a) and 9.1(b) have been satisfied (the “Seller Closing Certificate”).

(e)    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement, or any Suit (other than any Suit by or on behalf of Buyer or any of its Affiliates) seeking any of the foregoing, shall be pending or in effect.

(f)    The Title Company shall have issued, or be unconditionally committed to issue, as of the Closing Date, a Title Policy covering each of the Properties other than the Title Cloud Properties, conditioned only upon the payment of the premiums and costs for the Title Policy. More than one Property can be included in a Title Policy so long as the Title Policy provides allocated coverage for each Property in an amount equal to or greater than the Allocated Purchase Price for such Property.

(g)    Seller shall have caused the completion of the merger or dissolution of Waypoint GI Trust and transfer of the record ownership of the Securities to Seller.

(h)    The Administrative Agent (as defined in the Loan Agreement) and the Majority Lenders (as defined in the Loan Agreement) shall have approved either (i) the assignment of all of the rights and obligations of the Loan Parties (as defined in the Loan Agreement) under the Loan Agreement to Buyer, or (ii) a Change of Control (as defined in the Loan Agreement) permitting Buyer to become the owner of the Acquired Companies.

(i)    Any and all state and local governmental approvals have been obtained to the extent required for the consummation of all of the transactions contemplated by this Agreement.

9.2    Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) of the following conditions:

(a)    The representations and warranties of Buyer set forth in this Agreement shall be true and correct at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (ii) where the failure of any such representations and warranties to be so true and correct has not had a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

(c)    Seller shall have received a certificate dated the Closing Date by Buyer to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied (the “Buyer Closing Certificate”).

(d)    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement, or any Suit (other than any Suit by or on behalf of Seller or any of its Affiliates) seeking any of the foregoing, shall be pending or in effect.

(e)    The Administrative Agent (as defined in the Loan Agreement) and the Majority Lenders (as defined in the Loan Agreement) shall have approved either (i) the assignment of all of the rights and obligations of the Loan Parties (as defined in the Loan Agreement) under the Loan Agreement to Buyer, or (ii) a Change of Control (as defined in the Loan Agreement) permitting Buyer to become the owner of the Acquired Companies.

(f)    The Released Persons shall have received from the Administrative Agent and the Lenders a complete release of any and all liabilities and obligations under the Loan Agreement and any guaranty or indemnity relating thereto (including, without limitation, the Existing Guarantees).

(g)    Any and all state and local governmental approvals have been obtained to the extent required for the consummation of all of the transactions contemplated by this Agreement.

9.3    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on or assert the failure of any condition set forth in this Article IX, as the case may be, if such failure results from or was caused by such party’s failure to comply with any provision of this Agreement.

9.4    Waiver of Conditions. All conditions set forth in this Article IX will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE X

TERMINATION

10.1    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing solely:

(a)    by mutual written consent of Buyer and Seller;

(b)    by Buyer, if (i) any of the representations and warranties of Seller set forth in Article IV shall not be true and correct such that the condition to Closing set forth in Section 9.1(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is either (A) not capable of being cured prior to the Outside Date or, (B) if curable, is not cured within the earlier of 30 days after written notice thereof is delivered to Seller by Buyer and one Business Day prior to the Outside Date, or (ii) if any of the covenants of Seller set forth in this Agreement shall not have been performed and complied with in all material respects such that the condition to Closing set forth in Section 9.1(b) would not be satisfied and the failure to comply or perform with such covenants is either (A) not capable of being cured prior to the Outside Date or, (B) if curable, not cured within the earlier of 30 days after written notice thereof is delivered to Buyer and Seller and one Business Day prior to the Outside Date;

(c)    by Seller, if (i) any of the representations and warranties of Buyer set forth in Article V shall not be true and correct such that the condition to Closing set forth in Section 9.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is either (A) not capable of being cured prior to the Outside Date or, (B) if curable, is not cured within the earlier of 30 days and after written notice thereof is delivered to Buyer by Seller and one Business Day prior to the Outside Date, or (ii) if any of the covenants of Buyer set forth in this Agreement shall not have been performed and complied with in all material respects such that the condition to Closing set forth in Section 9.2(b) would not be satisfied and the failure to comply or perform with such covenants is either (A) not capable of being cured prior to the Outside Date or, (B) if curable, not cured within the earlier of 30 days after written notice thereof is delivered to Buyer and Seller and one Business Day prior to the Outside Date;

(d)    by Buyer, if the transactions contemplated by this Agreement shall not have been consummated by the Outside Date, unless the failure to consummate the transactions contemplated by this Agreement is primarily the result of a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) in the event Seller has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending;

(e)    by Seller, if the transactions contemplated by this Agreement shall not have been consummated by the Outside Date, unless the failure to consummate the transactions contemplated by this Agreement is primarily the result of a breach by Seller of its representations, warranties, obligations or covenants under this Agreement; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) in the event Buyer has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending;

(f)    by either Buyer or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 10.1(f) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction and shall have complied in all respects and taken all actions required by Section 8.3 hereof; or

(g)    by Buyer within five (5) days after its receipt of a Schedule Supplement which discloses any matter that has had a Material Adverse Effect.

10.2    Procedure Upon Termination. In the event of termination and abandonment by Buyer or Seller, or both, pursuant to Section 10.1, written notice thereof specifying the relevant provision under which termination is made shall be given to the other party hereto, and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto.

10.3    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or the Acquired Companies or their respective officers, directors, equityholders, Affiliates or Representatives) with the exception of (a) the provisions of Section 2.3(b), Section 2.3(c), Section 3.1, Section 8.1, Article XI, Section 10.4 and this Section 10.3, each of which provisions shall survive such termination and remain valid and binding obligations of the parties hereto and (b) any liability of any party hereto for any willful and material breach of this Agreement prior to such termination.

10.4    SPECIFIED TERMINATION. IN THE EVENT OF A SPECIFIED TERMINATION, BUYER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, BUYER AND SELLER HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT OF A SPECIFIED TERMINATION IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), A SUM EQUAL TO THE DEPOSIT. UPON SUCH SPECIFIED TERMINATION, SELLER SHALL HAVE THE RIGHT TO RECEIVE THE DEPOSIT FROM THE CLOSING AGENT AS ITS SOLE AND EXCLUSIVE REMEDY FOR SUCH SPECIFIED TERMINATION AND THEREUPON THIS AGREEMENT SHALL BE TERMINATED AND NEITHER SELLER NOR BUYER SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTION 10.3. THE AMOUNT OF THE DEPOSIT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A SPECIFIED TERMINATION. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A

FORFEITURE OR PENALTY UNDER ANY APPLICABLE LAW, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO AND IN ACCORDANCE WITH APPLICABLE LAWS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL TERMINATE ANY PROVISIONS WHICH SURVIVE TERMINATION IN ACCORDANCE WITH SECTION 10.3. THE PARTIES HERETO HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 10.4.

Buyer’s Initials:	Seller’s Initials:

ARTICLE XI

MISCELLANEOUS

11.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) (i) on the date sent by facsimile, with confirmation of receipt, or email, sent on a Business Day prior to 5:00 p.m. Pacific time or (ii) on the next Business Day after the date sent by facsimile or email, sent on a day other than a Business Day or if sent after 5:00p.m. Pacific time on a Business Day, (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be sent to the address, facsimile telephone number or email as follows:

If to Buyer, to:

CSH Property Three, LLC

c/o Colony Starwood Homes

8665 East Hartford Drive Suite 200

Scottsdale, AZ 85255

Attn: Ryan Berry, EVP and General Counsel

Facsimile: (480) 800-3702

Email: ryan.berry@colonystarwood.com

With a required copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, AZ 85016

Attn: David P. Lewis and Stephen A. Cowan

Facsimile: (480) 606-5526

Email: david.lewis@dlapiper.com

   stephen.cowan@dlapiper.com

If to Seller, to:

Waypoint / GI Venture, LLC

c/o GI Manager L.P.

188 The Embarcadero, 7th Floor

San Francisco, CA 94105

Attn: David Smolen

Facsimile: 415-688-4801

Email: David.Smolen@gipartners.com

With a required copy (which shall not constitute notice) to:

Paul Hastings LLP

695 Town Center Drive

Seventeenth Floor

Costa Mesa, CA 92626

Attn:	Brandon Howald and Jason Rednour
Facsimile:	(714) 979-1921
Email:	brandonhowald@paulhastings.com
jasonrednour@paulhastings.com

If to the Closing Escrow Agent

Chicago Title Insurance Company (Escrow)

4170 Ashford Dunwoody Road, Suite 460

Atlanta, GA 30319

Attn: Susan Vander Meer

Facsimile:

Email:	susan.vandermeer@fntg.com

Chicago Title Insurance Company (Title)

6500 Pinecrest Drive, Suite 600

Plano, TX 75024

Attn: M’Liss K. Rinaldi, Esq

Facsimile:

Email:	mliss.rinaldi@fnf.com

If to the Closing Agent

OS National, LLC

2170 Satellite Blvd., Suite 200

Duluth, GA 30097

Attn: Charles Chacko, Esq. and Jamie Wunder

Facsimile:

Email:	cchacko@osnational.com
jwunder@osnational.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

11.2    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Buyer and Seller, or in the case of a waiver, by the party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3    Expenses. Except as otherwise provided in this Agreement (including Sections 2.6(d), 8.4 and 8.5), each party hereto shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

11.4    Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto; provided that, without such consent, Buyer may assign its rights under this Agreement to any Affiliate of Buyer or to Buyer’s lenders for collateral security purposes, but in each case, no such assignment will relieve Buyer of any of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.4 shall be void. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.5    Indemnification; Survival.

(a)    Indemnification by Seller. From and after the Closing, but subject to the limitations (including the limitations on survival and indemnity) set forth in Article IV and/or Section 11.5, Seller shall indemnify and hold Buyer and the Acquired Companies harmless from and against any and all loss, out-of-pocket cost, liability or out-of-pocket expense (including, without limitation, reasonable attorneys’ fees; but excluding, however, punitive, special, indirect, incidental, expectation, exemplary or consequential damages, lost profits or revenues, business interruption or diminution in value and, in particular and without limiting the generality of the foregoing, no “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses) (collectively, other than such excluded items, “Losses”) actually suffered or incurred by any such indemnified party arising out of any breach by Seller of:

(i)    any Entity-Level Representation of which the Manager did not have Knowledge as of the Effective Date;

(ii)    any Equity Ownership Representation; and

(iii)    any Post-Closing Covenant (as defined below) of Seller.

(b)    Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Seller under Section 11.5(a)(i) exceed the amount then remaining in the Indemnity Escrow Account (the “General Cap”); provided, however, that the General Cap shall not apply with respect to any breach of the Equity Ownership Representations or any breach of the Post-Closing Covenants; provided, further that the Buyer and the Acquired Companies shall first seek recourse for payment of all claims under Section 11.5(a) from the Indemnity Escrow Account in accordance with the Post-Closing Escrow Agreement until no such funds remain in the Indemnity Escrow Account. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Seller under this Agreement exceed the portion of the Purchase Price actually received by Seller. The amount of any such Losses for which indemnification is provided to the indemnified party shall be net of any amounts recovered by the indemnified party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses (net of expenses incurred in obtaining any such recovery and, with respect to recovery under insurance policies, net of the deductible for such policies to the extent arising out of such Losses). If such insurance proceeds, indemnity payments or reimbursements are realized or obtained by the indemnified party after any amount has been paid by or on behalf of Seller pursuant to this Section 11.5(a) in respect of Losses to the indemnified party, Buyer shall, or shall cause the indemnified party to, reimburse the amount realized or collected by the indemnified party up to the amount received from Seller for such Losses. If the indemnified party does not elect to pursue its claims under any applicable insurance policy, indemnity or reimbursement arrangement with respect to the applicable Losses, it shall, at the request of Seller, cause such claims to be assigned over to Seller or its designee and reasonably cooperate with Seller in the pursuit of such claims. The amount of Losses for which indemnification is provided under this Section 11.5 shall be calculated net of any Tax benefits actually realized by Buyer and/or any of the Acquired Companies in the taxable period that includes the indemnity payment (either through a reduction in cash Tax payments required to be made or an increase in Tax refunds actually received), in each case, as a result of the Losses giving rise to the indemnification.

(c)    Other Limitations on Indemnification. Notwithstanding any provision to the contrary herein or in any Ancillary Document, no amount shall be payable pursuant Section 11.5(a) for Losses in respect any breach of Property-Level Representations in the event the Closing occurs.

(d)    Survival. The Entity-Level Representations and the Equity Ownership Representations, and the right to make a claim in respect of breaches thereof by Seller, shall survive the Closing for the applicable Survival Period specified in the last paragraph of Article IV. The Property-Level Representations and any other representations or warranties of Seller in this Agreement or the Seller Closing Certificate shall not survive, and shall terminate at, the Closing. The covenants and agreements in this Agreement that by their terms apply or are to be performed in whole or in part at or after the Closing (the “Post-Closing Covenants”), and this Article XI, shall survive the Closing in accordance with their terms. The covenants and agreements in this Agreement (other than the Post-Closing Covenants) shall not survive, and shall terminate at, the Closing.

(e)    Third Party Claims and Direct Claims. If Buyer or any Acquired Company receives notice of the assertion or commencement of any Suit brought by any Person that is not a party to this Agreement with respect to which Buyer or any Acquired Company is or may be entitled to indemnification under Section 11.5(a) (a “Third-Party Claim”), Buyer shall provide prompt notice thereof to Seller. A claim for indemnification pursuant to Section 11.5(a) that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by Buyer giving Seller prompt written notice thereof. Any notice required to be given pursuant to the first two sentences of this paragraph shall describe the Third-Party Claim or Direct Claim, as applicable, and the basis therefor in reasonable detail and include copies of all written evidence and correspondence relating thereto and indicate the estimated amount, if reasonably practicable, of the Loss that has been or is anticipated to be sustained by Buyer and/or the Acquired Companies. In the case of any Third-Party Claim, if within twenty (20) business days after receiving the notice described in the first sentence of this Section 11.5(e), Seller gives written notice to Buyer stating that Seller would be liable under the provisions hereof for indemnity in the amount of such claim (subject to the limitations in this Agreement) if such Third-Party Claim were valid and that Seller disputes and intends to defend against such Third-Party Claim at Seller’s own cost and expense, Seller shall have the right and option, but not the obligation, to assume and control the defense of, and settle or compromise, any Third-Party Claim with counsel of its choice, which counsel shall be reasonably acceptable to Buyer; provided, however, that Seller shall not be entitled to settle or compromise any Third-Party Claim without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) unless such compromise or settlement (i) does not include any monetary damages payable by Buyer or any Acquired Company, (ii) does not require any admission of wrongdoing by Buyer or any Acquired Company, (iii) does not impose any material restriction on Buyer or any Acquired Company, and (iv) includes an unconditional release of Buyer and the Acquired Companies, as applicable. Seller shall keep Buyer apprised of the status of the Third-Party Claim and any resulting suit, proceeding or enforcement action, shall furnish Buyer with all documents and information that Buyer shall reasonably request and shall consult with Buyer on a regular basis as to status and material developments. If no such notice of intent to dispute and defend is given by Seller, or if Seller is not in good faith continuing to defend or seeking to settle or compromise such Third-Party Claim, Buyer may undertake the defense of (with counsel selected by Buyer), and shall have the right to compromise or settle, such Third-Party Claim subject to Seller’s consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(f)    Sole Remedy. From and after the Closing, and except with respect to claims for intentional fraud by Seller in making any of the Entity-Level Representations or Equity Ownership Representations, indemnification pursuant to the provisions of Section 11.5 shall be the sole and exclusive remedy for any breach of this Agreement by Seller and neither Seller nor any other Released Person shall have any liability relating to the subject matter of this Agreement or the transactions contemplated herein after the Closing other than pursuant to Section 11.5 or the Indemnity Agreement. Without limiting the generality of the preceding sentence, from and after the Closing, Buyer, for itself and the Acquired Companies, (a) agrees that no legal action sounding in contribution, tort, strict liability or any other legal theory may be maintained by Buyer or any Acquired Company, or any other Person against Seller or any other Released Person for any breach of this Agreement or otherwise with respect to the subject matter of this Agreement and the transactions contemplated herein, and (b) hereby waives any and all statutory rights of contribution or indemnification from the Released Persons that Buyer or any Acquired Company might otherwise be entitled to under any Law or any similar rules of law embodied in the common law other than pursuant to Section 11.5 and the Indemnity Agreement.

(g)    Characterization of Indemnity Payments. Except as otherwise required by applicable Law, any payment made pursuant to this Section 11.5 or by any Indemnitor pursuant to the Indemnity Agreement shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

(h)    Payments from Indemnity Escrow Account. If, upon the final determination of any indemnification claim (either pursuant to a written agreement signed by Buyer and Seller or by a court of competent jurisdiction pursuant to Section 11.8), Seller is required to indemnify Buyer for any Losses pursuant to the terms of this Section 11.5, then, within three (3) Business Days of such final determination, Seller and Buyer shall provide a joint written instruction to the Post-Closing Escrow Agent to pay to Buyer an amount equal to such Losses as finally determined, by wire transfer of immediately available funds to an account designated in writing by Buyer.

11.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

11.7    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY

11.8    Jurisdiction and Venue. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have subject matter jurisdiction or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party hereto with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party hereto by sending or delivering a copy of the process to the party hereto to be served at the address of the party hereto and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

11.9    Remedies. Except as provided in Section 11.5(f), any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. Buyer and Seller agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not fully and timely perform their respective obligations under or in connection with this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 10.1, the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of damages and without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity, but subject to Section 11.5(f). The provisions set forth in Section 10.3: (a) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (b) shall not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance, or other equitable relief and the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each of Buyer and Seller agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party hereto has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.10    Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties hereto agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.

11.11    No Third Party Beneficiaries. Other than Sections 7.2, 7.4, 7.5, 11.5 and 11.20, which are intended to benefit and may also be enforced by the Covered Parties, the Released Persons, the Buyer Parties, the Acquired Companies and the Non-Recourse Parties, as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that Paul Hastings shall be entitled to rely on Section 11.19.

11.12    Entire Agreement. This Agreement, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto and their respective Affiliates with respect to the transactions contemplated by this Agreement. All Schedules, including any Seller Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.13    Seller Disclosure Schedules. Except as otherwise provided in the Seller Disclosure Schedules, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Seller Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, has had or could reasonably be expected to have a Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material for purposes of this Agreement. Information disclosed in any Seller Disclosure Schedule delivered will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Seller Disclosure Schedule or the absence of a reference or cross-reference to such Seller Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.14    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.15    Remedies.

(a)    The parties hereto agree that Seller and each Acquired Company would suffer irreparable damage in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Buyer of its covenants or obligations set forth in this Agreement, to the extent there has not been a Specified Termination that is governed by Section 10.4 above, Seller shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by Buyer, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this

Agreement. Buyer hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this Agreement. Buyer hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b)    If a court of competent jurisdiction has declined to specifically enforce the obligations of Buyer to consummate the Closing pursuant to a claim for specific performance brought against Buyer in accordance with Section 11.15(a) and has instead granted an award of damages for such alleged breach against Buyer, Buyer agrees that, except as otherwise provided in Section 2.3(b), such damages shall include damages based upon any decrease in value of any of the Securities, lost premium or lost benefit of the bargain affecting Seller and its owners (in each case taking into account relevant matters, including the total amount payable to Seller under this Agreement and the time value of money).

11.16    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.17    Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

11.18    Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties hereto agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the parties hereto agrees that no party hereto or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP. Any documents, data or information (including the Books and Records) hosted or stored on shared servers or computers made available to WREG, Seller or any of the Acquired Companies by Buyer, Manager or any their respective Affiliates and to which any employee of Buyer, Manager or any of their respective Affiliates access shall for all purposes of this Agreement be deemed to have been “made available to Buyer.”

11.19    Conflicts of Interest; Privilege.

(a)    If Seller so desires, and without the need for any consent or waiver by any Acquired Company or Buyer, Paul Hastings LLP (“Paul Hastings”) shall be permitted to represent Seller after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Paul Hastings shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, any Acquired Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Paul Hastings, unless and to the extent Paul Hastings is specifically engaged in writing by an Acquired Company to represent such Acquired Company after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller consents in writing at the time to such engagement. Any such representation of any Acquired Company by Paul Hastings after the Closing shall not affect the foregoing provisions hereof.

(b)    Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between Seller, any Acquired Company and any equity holder of Seller, their respective directors, managers, officers, employees, Affiliates, and/or their counsel, including Paul Hastings, made in connection with the negotiation, preparation, execution, delivery and/or closing under, or any dispute or Suit arising under or in connection with, this Agreement or any of the transactions contemplated hereby, which, immediately prior to the Closing, would be deemed to be privileged communications of Seller, any Acquired Company, any equity holder of Seller, their respective Affiliates and/or their counsel, and would not be subject to disclosure to Buyer in connection with any Suit relating to a dispute arising under or in connection with this Agreement, the transactions contemplated hereby or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its Affiliates nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Acquired Company or the business of any Acquired Company.

11.20    Non-recourse. Except for the obligations of the Guarantor under the Guaranty and the obligations of the Indemnitors under the Indemnity Agreement, this Agreement may only be enforced against, and any claim or Suit based upon, arising out of, or related to this

Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against Seller or Buyer, as applicable, and then only with respect to the specific obligations set forth herein with respect to Seller or Buyer, as the case may be. No current or former director, manager, officer, employee, advisor or Representative of Seller, any Acquired Company or Buyer (collectively, the “Non-Recourse Parties”) shall have any liability of any nature to Buyer or other Person with respect to the breach by Seller or Buyer, as applicable, of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the transactions contemplated by this Agreement.

11.21    Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing party in any such Suit shall be entitled to recover from the other party hereto its costs and expenses, including, without limitation, reasonable legal fees and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:

WAYPOINT/GI VENTURE, LLC

By:	/s/ Doug Brien
Name:	Doug Brien
Title:	Managing Director

BUYER:

CSH PROPERTY THREE, LLC

By:	/s/ Joshua Swift
Name:	Joshua Swift
Title:	SVP Investments

[Signature Page to Securities Purchase Agreement]

Schedule 1.1(a)

Property Schedule